                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 240.14a-11(c) or (S)240.14a-12



                         Allegiant Physician Services
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a- 6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

    (5) Total fee paid:

    ---------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------

    (3) Filing Party:

    ---------------------------------------------------------------------------

    (4) Date Filed:

    ---------------------------------------------------------------------------

Notes:

                      ALLEGIANT PHYSICIAN SERVICES, INC.
                         500 Northridge Road, Suite 500
                            Atlanta, Georgia  30350



                               September 3, 1996



To the Stockholders of Allegiant Physician Services, Inc.:

  You are cordially invited to attend the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Allegiant Physician Services, Inc., a Delaware corporation ("Allegiant"), to be held on September 25, 1996, at 8:00 a.m., Local Time, at the Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350. You will find enclosed the (i) Notice of Annual Meeting, (ii) Proxy Statement and (iii) Proxy for the Annual Meeting. Accompanying this Proxy Statement and incorporated by reference herein is Allegiant's 1995 Annual Report. At the meeting you will be asked to elect Directors to the Board of Directors and ratify the appointment of Ernst & Young LLP, as Allegiant's independent auditors.

  At this meeting, you will also be asked to approve the sale of substantially all of the assets of Allegiant to Anesthesia Solutions, Inc., a Delaware corporation ("ASI"), pursuant to an Asset Purchase Agreement. The Board of Directors of Allegiant has unanimously approved the sale of assets and believes it is in the best interests of Allegiant and its stockholders, and unanimously recommends that stockholders vote "FOR" approval of the transaction. The Proxy Statement describes in more detail the terms of the transaction with ASI and provides certain financial and other information pertaining to Allegiant and ASI. Please give this information your careful attention.

  We urge you to complete, sign and date the enclosed Proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person, even if you previously returned your Proxy.

  We look forward to seeing you at the Annual Meeting.

                              Sincerely yours,


                              /s/ Richard L. Jackson

                              Richard L. Jackson
                              Chairman of the Board and Chief Executive Officer

                       ALLEGIANT PHYSICIAN SERVICES, INC.
                         500 Northridge Road, Suite 500
                            Atlanta, Georgia  30350

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held On
                               September 25, 1996
                                   8:00 a.m.

To the Stockholders of Allegiant Physician Services, Inc.:

  Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Allegiant Physician Services, Inc., a Delaware corporation ("Allegiant"), will be held on September 25, 1996, at 8:00 a.m., Local Time, at the Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350, for the following purposes:

      1) to elect six Directors of Allegiant, each to serve a term of one year;

      2) to ratify the appointment of Ernst & Young LLP, as independent public accountants of Allegiant and its subsidiaries for the year 1996;

      3) to approve the sale of substantially all of the assets (the "Transaction") of Allegiant to Anesthesia Solutions, Inc., a Delaware corporation, pursuant to the terms of an Asset Purchase Agreement; and

      4) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

  The Board of Directors has fixed August 20, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Approval of the sale of substantially all of the assets of Allegiant requires the presence, by proxy or in person, of the holder of a majority of all shares entitled to vote and the affirmative vote of the holders of a majority of all shares outstanding. Approval of the other matters requires only the affirmative vote of a plurality of the shares entitled to vote at a meeting at which a quorum is present in person or by proxy.

  THE BOARD OF DIRECTORS OF ALLEGIANT UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION.

                              By Order of the Board of Directors


                              /s/ Pamela Wagner
                              __________________________________________________
                              Secretary
September 3, 1996

  PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO ALLEGIANT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                      ALLEGIANT PHYSICIAN SERVICES, INC.

                                PROXY STATEMENT

                    FOR AN ANNUAL MEETING OF STOCKHOLDERS OF
                       ALLEGIANT PHYSICIAN SERVICES, INC.
                        TO BE HELD ON SEPTEMBER 25, 1996

                               -----------------

                                  INTRODUCTION


  This Proxy Statement is being furnished to holders (the "Stockholders") of common stock, $.001 par value per share ("Allegiant Common Stock"), of Allegiant Physician Services, Inc., a Delaware corporation ("Allegiant"), in connection with the solicitation of proxies by and on the behalf of the Board of Directors of Allegiant for use at an Annual Meeting of Stockholders to be held on September 25, 1996, at 8:00 a.m., local time, at the Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350, and at any adjournment or adjournments thereof (the "Annual Meeting"). Accompanying this Proxy Statement and incorporated by reference herein is Allegiant's 1995 Annual Report.

  At the Annual Meeting, the holders of Allegiant Common Stock will be asked to elect Directors to the Board of Directors and to ratify the appointment of Ernst & Young LLP as Allegiant's independent public accountants. See "Part A" of this Proxy Statement.

  At the Annual Meeting, the Stockholders will also be asked to approve the sale of substantially all of the assets of Allegiant pursuant to the terms of an Asset Purchase Agreement, dated as of June 1, 1996 (the "Asset Purchase Agreement"), by and among Anesthesia Solutions, Inc., a Delaware corporation ("ASI"), Richard L. Jackson, Allegiant's founder, Chairman of the Board and Chief Executive Officer, and Allegiant. The sale of assets contemplated by the Asset Purchase Agreement is referred to herein as the "Transaction." The Transaction was consummated on June 1, 1996, subject to rescission if the requisite Stockholder approval of the Transaction is not received by October 1, 1996. Subsequent to June 1, 1996, Allegiant's business has consisted of expanding its hospital information systems, locum tenens services, physician practice management services and of holding the promissory notes of ASI acquired by Allegiant in the Transaction. See "Part B" of this Proxy Statement.

  The Allegiant Common Stock is quoted on the OTC Bulletin Board. On January 23, 1996, the last trading day prior to the public announcement of the Transaction, the last reported sales price per share of Allegiant Common Stock on the Nasdaq/NMS was $0.75. On August 27, 1996, the last reported sales price per share of Allegiant Common Stock on the OTC Bulletin Board was $0.46. This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy enclosed herewith are first being mailed to Stockholders of Allegiant on or about September 3, 1996.

  The date of this Proxy Statement is September 3, 1996.

                             AVAILABLE INFORMATION

  Allegiant Physician Services, Inc. and EquiMed, Inc. (an affiliate of ASI) are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


                               TABLE OF CONTENTS
                               -----------------
                                                                           Page
                                                                           ----
INTRODUCTION.................................................................  1

AVAILABLE INFORMATION........................................................  2

GENERAL INFORMATION REGARDING THE ANNUAL MEETING.............................  5

PART A.......................................................................  7

ELECTION OF DIRECTORS........................................................  7
  Board of Directors.........................................................  7
  Nominees for Board of Directors............................................  7
  Meetings of the Board and Board Committees.................................  8
  Legal Proceedings Involving Certain Officers and Directors.................  9
  Compensation of Directors..................................................  9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 10

DIRECTORS AND EXECUTIVE  OFFICERS OF ALLEGIANT............................... 11

EXECUTIVE  COMPENSATION...................................................... 11
  Executive Officers......................................................... 11
  Report of the Compensation and Stock Option Administration Committee....... 12
  Compensation Committee Interlocks and Insider Participation................ 13
  Summary Compensation Table................................................. 14
  1995 Option Grants......................................................... 15
  Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End
   Option Value Table........................................................ 16
Ten Year Option Repricing.................................................... 17
Employment Agreements........................................................ 18
Certain Relationships and Related Transactions............................... 18
Compliance with Section 16(a) of the Securities Exchange Act of 1934......... 18
Performance Graph............................................................ 19

APPOINTMENT OF INDEPENDENT AUDITORS.......................................... 20
Changes In And Disagreements With Accountants................................ 20

PART B....................................................................... 21

SUMMARY...................................................................... 21
 General..................................................................... 21
 The Parties................................................................. 21
 The Annual Meeting.......................................................... 22
 The Transaction............................................................. 22

COMPARATIVE PER SHARE AND DIVIDEND INFORMATION............................... 25
 Allegiant................................................................... 25
 ASI......................................................................... 26

GENERAL INFORMATION.......................................................... 27
 The Annual Meeting.......................................................... 27
 Vote Required............................................................... 27
 Recommendation of the Allegiant Board....................................... 27
 Other Information........................................................... 27

THE TRANSACTION.............................................................. 28
 General..................................................................... 28
 Background of the Transaction............................................... 28
 Allegiant's Reasons for the Transaction; Recommendation of the
  Allegiant Board............................................................ 28
 Principal Terms Defined in the Asset Purchase Agreement..................... 29
 Consideration to Be Paid for the Business................................... 30
 Effective Date of the Transaction........................................... 31
 Certain Federal Income Tax Consequences..................................... 31
 Representations and Warranties.............................................. 31
 Indemnification of ASI by Allegiant......................................... 32
 Conditions to Consummation.................................................. 32
 Amendments; Termination..................................................... 32
 Additional Covenants of the Parties......................................... 32
 Noncompetition Agreement, Guaranty Agreement and Other Actions by All
  Parties.................................................................... 32
 Operations of Allegiant after the Transaction............................... 33
 Interests of Certain Persons in the Transaction............................. 33
 Expenses and Fees........................................................... 34
 Governing Law; Arbitration.................................................. 34

INFORMATION REGARDING ALLEGIANT.............................................. 35
 History and Overview........................................................ 35
 Growth Strategy............................................................. 35
 Acquisition Activities...................................................... 36
 Industry Background......................................................... 36
 Services Provided........................................................... 37
 The Business................................................................ 37
 Hospital Information Systems................................................ 39
 Physician Recruiting and Staffing Services.................................. 39
 Locum Tenen Services........................................................ 39
 Physician Practice Management Services...................................... 39
 Promissory Notes............................................................ 39
 Pain Treatment Operations................................................... 40
 Competition................................................................. 40
 Government Regulation....................................................... 40
 Professional Liability Insurance............................................ 41
 Employees and Independent Contractors....................................... 41
 Properties.................................................................. 41

Legal Proceedings............................................................ 41

INFORMATION REGARDING ASI.................................................... 43
  Employees.................................................................. 43
  Properties................................................................. 43

ALLEGIANT SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA................... 45

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION....................... 46

ALLEGIANT MANAGEMENT'S DISCUSSION AND ANALYSIS............................... 51

PROPOSALS OF ALLEGIANT'S STOCKHOLDERS........................................ 55

OTHER MATTERS................................................................ 55

INDEX TO ALLEGIANT CONSOLIDATED CONDENSED FINANCIAL STATEMENTS............... 56

                GENERAL INFORMATION REGARDING THE ANNUAL MEETING

        This Proxy Statement is divided into two parts: Part A relates to the election of the Board of Directors, ratification of independent auditors and other matters customarily addressed at annual meetings of Allegiant's Stockholders; Part B relates to the sale of substantially all of the assets of Allegiant to ASI pursuant to the Transaction.

        Proxies in the form enclosed are solicited by the Board of Directors of Allegiant for the Annual Meeting of Stockholders to be held on September 25, 1996, at 8:00 a.m., Local Time, at Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350. Any Stockholder who executes and delivers a proxy may revoke it any time before it is voted by filing with the Secretary of Allegiant either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any Stockholder present at the meeting may revoke his or her proxy by expressing a desire to personally cast his or her vote.

        All shares represented by effective proxies will be voted as specified in connection with (i) the six nominees for election to the Board of Directors,
(ii) the ratification of the appointment of Ernst & Young LLP, as independent auditors for the year 1996, and (iii) the Transaction. Unless otherwise specified, the proxies will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement, (ii) FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the year 1996, and
(iii) FOR the Transaction.

        Under Delaware law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

        Delaware law requires that the proposed Transaction be approved by at least a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (as defined below), therefore, will have the effect of votes against the proposed Transaction. Approval of the Transaction will require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval of the Transaction and will, therefore, have the effect of negative votes. Brokers holding shares of Allegiant Common Stock in street name for their customers may not vote those shares without specific instructions from the customer as to the Transaction or any other non-routine matter that may come before the Annual Meeting. Shares that brokers are not authorized to vote as to such matters are referred to herein as "broker non-votes." Broker non-votes will not be counted in determining the minimum number of votes required for approval of the Transaction and, therefore, will have the effect of negative votes. With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of Allegiant and its shareholders.

        The Board of Directors has fixed the close of business on August 20, 1996 as the Record Date for determining the Stockholders of Allegiant entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of Allegiant Common Stock as of the Record Date are entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 34,245,519. Each share is entitled to one vote.

        The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of Allegiant, without any additional remuneration and at minimal cost. Also, Allegiant has retained the firm of Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated at $4,000 plus expenses. Allegiant intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to their principals and request authority for the execution of proxies. Allegiant will reimburse such persons for their expenses in so doing.

        Upon written request to Investor Relations, Allegiant Physician Services, Inc., 500 Northridge Road, Suite 500, Atlanta, Georgia 30350, Allegiant will provide without charge to each Stockholder, a copy of Allegiant's Annual Report on Form 10-K, including the financial statements and the schedules to the financial statements, required to be filed with the Securities and Exchange Commission.

                                     PART A


                             ELECTION OF DIRECTORS

Board of Directors

        The Board of Directors of Allegiant currently consists of six Directors. Allegiant's Bylaws provide that the Board of Directors shall consist of not less than three nor more than nine Directors, subject to increase or decrease in such number within legal limits by action of the Board of Directors or Stockholders. Successors to those Directors whose terms have expired are required to be elected by Stockholder vote; vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors.

        In the event that any of the nominees named below is unwilling or unable to continue to serve as Director, the persons named in the proxy will vote for a substitute nominee. Management has no reason to believe that any nominee will be unable to continue to serve. There are no family relationships between any Director or Executive Officer of Allegiant.

        Proxies in the accompanying form will be voted in favor of electing the six persons named below as Directors to serve for a term of one year or until their successors are elected and have qualified. All of the persons listed below are members of the present Board of Directors. Set forth below is certain information concerning each nominee for Director.

Nominees for Board of Directors

Richard L. Jackson, 42 (1)                        Director since September 1987
Mr. Jackson founded Allegiant in September 1987 and served as President of Allegiant until September 1991 when he became Chairman of the Board. Mr. Jackson became Chief Executive Officer in November 1993 and resumed his position as President in January 1994 as part of Allegiant's restructuring effort. In December 1995, Mr. Jackson relinquished his position as President to Terrence L. Bauer. Prior to forming Allegiant, Mr. Jackson was a founder, President and Chief Executive officer of Jackson & Coker, one of the largest physician recruiting firms in the United States. Mr. Jackson is also a director of I.Q. Software, Inc. and the founder of several other health care service companies.

W. Daniel Barker, MHA, LFACHE, 68 (2)                  Director since March 1994
Since 1991, Mr. Barker has served as Professor Emeritus, Department of Community Health at the Emory University School of Medicine, where he had been named an Associate Professor in 1978 and Professor in 1988. From 1984 to 1990, he was the Director of Hospitals for Woodruff Health Sciences Center of Emory University, and now holds the title of Retired, Director of Hospitals. In 1990, Mr. Barker became a Life Fellow with the American College of Healthcare Executives (LFACHE). Throughout the years, he has received numerous honors, which include Distinguished Service Awards from the American Hospital Association, the Emory University School of Medicine, the Medical Association of Atlanta, and the Georgia State University, Institute of Health Administration Alumni Club. Mr. Barker has served on numerous health care finance, advisory and strategic planning committees, including President of the Georgia Hospital Association and Chairman of the Board of Trustees of the American Hospital Association.

Paul S. Ellison, FACHE, 63 (3)                          Director since May 1993
Mr. Ellison has served as the Executive Vice President of The SunHealth Alliance since 1986. From 1969 to 1986, Mr. Ellison served as the President of Cleveland Memorial Hospital in Shelby, North Carolina. He has been a member of the North Carolina Hospital Association since 1967, serving in various capacities, and receiving the Distinguished Service Award and the Meritorious Service Award from the Association in 1986 and 1992, respectively. He has also served as Chairman of the American College of Healthcare Executives from 1990 to 1993 and on the Board of Directors of the Southeastern Hospital Conference from 1989 to 1992, serving as Chairman from 1979 to 1980. Mr. Ellison is a member of the American Hospital Association and has served on the Board of the North Carolina Health Insurance Advisory Board and on the Board of North Carolina Blue Cross/Blue Shield. Mr. Ellison is a graduate of Wofford College and of the post graduate program in hospital administration at Charlotte Memorial Hospital (Carolinas Medical Center).

William H. Franklin, Jr., Ph.D., 58 (1)(2)             Director since March 1992
Mr. Franklin is President of Angel Ventures, Inc., a firm specializing in capitalizing and developing start-up and early stage ventures. He is also President of Environmental Science Technologies, a company that produces health physics and radiological safety and regulatory compliance software and automation for the nuclear power industry and hazardous process manufacturers. Prior to forming Angel Ventures, Inc. in 1993, Dr. Franklin was Vice Chairman of Premier HealthCare, Inc., a venture development firm specializing in health care service businesses. Between 1979 and 1992, he worked with a number of entrepreneurs developing various business ventures including Jackson & Coker on whose Board he served from 1983 to 1987. Dr. Franklin holds two engineering degrees, an MBA and Ph.D.

Kenneth J. O'Donnell, 51                            Director since November 1994
Since January 1994, Mr. O'Donnell has been the President, Chief Executive Officer and a member of the Board of Directors of CTI EDIsolv, Inc., a provider of electronic data interchange services for the healthcare industry. Prior to joining CTI EDIsolv, Inc., Mr. O'Donnell was President and Chief Executive Officer of National Electronic Information Corporation ("NEIC") where he created and directed the design and implementation of the NEIC Healthcare Information Network. Mr. O'Donnell started his career with McDonnell Douglas Information Systems, one of the pioneers in computerized hospital information systems, where he held a variety of technical, marketing and management positions during his 22 years of service.

Harrison L. Rogers, Jr. M.D., 71                   Director since November 1994
Dr. Rogers, who previously served as the President of the American Medical Association, is a retired general surgeon who formerly practiced on the staffs of Crawford Long Hospital and Piedmont Hospital in Atlanta, Georgia. Prior to his retirement from clinical practice in 1992, Dr. Rogers was a clinical assistant professor in the department of surgery at Emory University School of Medicine and a member of the medical and teaching staffs at both Crawford Long and Piedmont Hospitals. From 1986 until 1993, Dr. Rogers served as a member of the board of Trustees of SunHealth Corporation, a hospital alliance of 240 southeastern hospitals. Dr. Rogers has also served as a regional delegate to the American Hospital Association House of Delegates, a member of the American Red Cross Board of Directors, President of the Atlanta Clinical Society and as a member of the Board of Directors and Treasurer of Blue Cross/Blue Shield of Georgia/Atlanta.


(1) Executive Committee Member
(2) Audit Committee Member
(3) Compensation and Stock Option Administration Committee Member


Meetings of the Board and Board Committees

        During the year ended December 31, 1995, the Board of Directors held 13 meetings. Allegiant has three standing committees: (1) an Executive Committee,
(2) an Audit Committee and (3) a Compensation and Stock Option Administration Committee. The Executive Committee, which acts in the absence of the Board of Directors, held numerous telephonic and other meetings during 1995. All of the Executive Committee's resolutions resulting from those meetings were subsequently reviewed with the Board of Directors and to date such resolutions have been ratified by the Board of Directors. The Audit Committee met 2 times during 1995 with Allegiant's independent auditors and financial management to review internal accounting controls, accounting policies and procedures and the results of the annual audit of Allegiant's financial statements for the year ended December 31, 1994. The Audit Committee is also responsible for recommending to the Board of Directors the independent auditors to be retained for the year. The Compensation and Stock Option Administration Committee held several telephonic and other meetings during 1995. All of the Compensation and Stock Option Administration Committee's resolutions resulting from those meetings were subsequently reviewed with the Board of Directors and to date such resolutions have been ratified by the Board of Directors. The Compensation and Stock Option

Administration Committee makes recommendations to the Executive Committee concerning stock option grants for executive officers and reviews and recommends for approval by the Board of Directors the initial and periodic compensation arrangements for the Chairman, Chief Executive Officer and President and any other executive officers. During 1995, no members of the Board of Directors, who were Directors at the time of the meeting, attended fewer than 75% of the total of the meetings of the Board of Directors and committees of which he was a member. See "Nominees for Board of Directors" for the present members of the committees.

Legal Proceedings Involving Certain Officers and Directors

     During September 1994, Allegiant settled for $2.8 million a purported class action suit filed in August 1993 in the U.S. District Court for the Central District of California against Allegiant, certain directors, officers and others. Mr. Jackson and Dr. Franklin are current directors who were named in the litigation. The plaintiff alleged various violations of federal securities laws. Allegiant's portion of the settlement of $2.0 million, net of insurance proceeds, was recorded for financial purposes during the fourth quarter of 1993. Allegiant borrowed $500,000 of the funds put in escrow for the settlement of the case from one of Allegiant's insurance carriers.

Compensation of Directors

     Each Director of Allegiant who is not an officer or an affiliate of Allegiant is paid a fee of $1,500 for attendance at any meeting (other than for telephonic meetings) of the Board of Directors. Additionally, each non-affiliated Director receives an annual retainer of $6,000 for services as a Director and at the time of becoming a Director received options to purchase 20,000 shares of Common Stock at an exercise price equal to the then current fair market value of the Common Stock on the date of grant.

     Election of each nominee for director requires the affirmative vote of a plurality of the shares entitled to vote at a meeting at which a quorum is present in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of August 20, 1996 information regarding the beneficial ownership of Common Stock of (i) each person known by Allegiant to be the beneficial owner of more than five percent of the outstanding Common Stock of Allegiant, (ii) each of the directors of Allegiant, (iii) the Executive Officer Group and (iv) all executive officers and directors of Allegiant as a group.


                                                 Amount and Nature of               Percentage of Class
Name and Address of Beneficial Owner (1)        Beneficial Ownership (2)          Beneficially Owned (12)
- ----------------------------------------        ------------------------          ----------------------
Richard L. Jackson                                        16,417,199 (3)                   46.4%
National Century Financial Enterprises, Inc.              12,773,333 (4)                   36.1%
   6125 Memorial Drive
   Dublin, OH 43017
HealthCare Ventures II,  L.P.                              1,862,673                        5.3%
   Twin Towers at Metro Park
   379 Thornall Street
   Edison, NJ 08837
Daniel Barker                                                 20,080 (5)                      *
Paul Ellison                                                  14,855 (6)                      *
William Franklin                                              30,543 (7)                      *
Kenneth J. O'Donnell                                          19,774 (8)                      *
Harrison Rogers                                               19,774 (9)                      *
Bruce A. Jacobs                                               26,854 (10)                     *
Terrence P. Schuck                                            51,537 (11)                     *
All executive officers and directors of
  Allegiant as a group                                    16,836,007 (3)(12)               47.6%

* Denotes beneficial ownership of less than 1%.

(1) Except as otherwise indicated, the address of the beneficial owners of more than five percent of the outstanding common stock is c/o Allegiant, 500 Northridge Road, Suite 500, Atlanta, Georgia 30350.
(2) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.
(3) Includes an aggregate of 13,212,213 shares with respect to which Mr. Jackson holds a proxy to vote.
(4) Represents shares issued as collateral for Allegiant's debt obligations which are subject to a proxy to vote held by Richard L. Jackson.
(5) Includes 15,268 shares issuable upon exercise of options within 60 days but does not include 5,688 shares issuable upon exercise of options not exercisable within 60 days.
(6) Includes 14,855 shares issuable upon exercise of options within 60 days but does not include 1,871 shares issuable upon exercise of options not exercisable within 60 days.
(7)   Includes 13,543 shares issuable upon exercise of options within 60 days.
(8) Represents shares issuable upon exercise of options which are exercisable within 60 days.
(9) Represents shares issuable upon exercise of options which are exercisable within 60 days.
(10) Includes 26,854 shares issuable upon exercise of options within 60 days but does not include 19,919 shares issuable upon exercise of options not exercisable within 60 days. Effective August 16, 1996, Mr. Jacobs was no longer employed with the Allegiant.
(11) Includes 45,537 shares issuable upon exercise of options within 60 days but does not include 25,764 shares issuable upon exercise of options not exercisable within 60 days.
(12) Calculation of percentages of beneficial ownership includes 18,765,251 shares issued as collateral for certain of Allegiant's debt obligations. When these debt obligations are paid in full and the shares held as collateral are returned to Allegiant, the percentages of beneficial ownership (assuming no other changes in the number of shares beneficially owned) would be as follows: Richard L. Jackson, 22.0%; National Century Financial Enterprises, Inc., 0.0%; HealthCare Ventures II, L.P., 11.2%; and officers and directors of Allegiant as a group, 24.5%.

                 DIRECTORS AND EXECUTIVE OFFICERS OF ALLEGIANT

     The following table sets forth the names, ages and positions of the executive officers and directors of Allegiant:

Name                                      Age          Position With Allegiant
- ---------------------------------------   ---          ---------------------------------------
Richard L. Jackson (1)                     42          Chairman of the Board, Chief Executive Officer
Terrence L. Bauer (2)                      40          President, Chief Operating Officer
Timothy L. Powers                          45          Executive Vice President, Chief Financial Officer and
                                                       Treasurer
Bruce A. Jacobs (3)                        52          Executive Vice President, Managed Care
Terrence P. Schuck                         50          Executive Vice President, Chief Information Officer
W. Daniel Barker (4)                       69          Director
Paul S. Ellison (5)                        63          Director
William H. Franklin, Jr., Ph.D. (1)(4)     58          Director
Kenneth J. O'Donnell                       52          Director
Harrison L. Rogers, Jr. MD                 71          Director

(1) Member of  the Executive Committee
(2) Effective August 16, 1996, Mr. Bauer resigned from Allegiant.
(3) Effective August 16, 1996, Mr. Jacobs was no longer employed by Allegiant.
(4) Member of the Audit Committee
(5) Member of the Compensation and Stock Option Administration Committee


                             EXECUTIVE COMPENSATION

Executive Officers

     The following persons serve as executive officers of Allegiant.
Mr. Jackson, who is listed above under "Nominees for Board of Directors," also serves as Allegiant's Chief Executive Officer.

Terrence L. Bauer

     Mr. Bauer joined Allegiant in December 1995 as President and Chief Operating Officer. He has over 16 years of experience in operations, marketing, and sales. Prior to joining Allegiant, Mr. Bauer served as Chief Executive Officer at ATC HealthCare Services, a provider of temporary and contractual healthcare staffing services. Also, he has served in senior management positions at Critical Care America, IVAC Corporation, and McGaw Laboratories. Effective August 16, 1996, Mr. Bauer resigned from Allegiant.

Timothy L. Powers

     Mr. Powers joined Allegiant in February 1995 as Controller and was appointed to the position of Vice President-Controller, Chief Accounting Officer and Assistant Treasurer by Allegiant's Board of Directors. He was promoted to the position of Vice President, Chief Financial Officer and Treasurer in March 1995. Prior to joining Allegiant, Mr. Powers served as controller and in other financial management positions at Freshens Premium Yogurt, Burger King Corporation, HBO & Company and Wheelabrator-Frye Corporation.

Bruce A. Jacobs

     Mr. Jacobs joined Allegiant as Executive Vice President responsible for its newly-formed Allegiant Managed Care Division effective January 1, 1995. Prior to joining Allegiant, Mr. Jacobs was a principal of The Jacobs Group within SunHealth Alliance in Atlanta, Georgia. From May 1989 to May 1993, Mr. Jacobs was the Vice President of Plan Management of Mercy Alternative in Detroit, Michigan where he developed physician-hospital organizations as well as a state-wide managed care organization consisting of 22 hospitals and 650 physicians. From June 1987 to April 1989, he served as a Regional Vice President of Travelers Health Network in Atlanta, Georgia where he managed a five-city network of health maintenance organizations and preferred provider organizations with more than 90,000 members and $100 million in revenue. Prior to joining Travelers Health Network, Mr. Jacobs spent approximately 15 years working in the healthcare industry for Cigna Health Plans, Comed Management Inc., HealthOne and Blue Cross and Blue Shield Association. Effective August 16, 1996, Mr. Jacobs was no longer employed with Allegiant.

Terrence P. Schuck

     Mr. Schuck joined Allegiant in March 1994 as Executive Vice President and Chief Information Officer. Prior to joining Allegiant Mr. Schuck served as Executive Director, Information Systems at HBO & Co. He has over 29 years experience in management information systems and computer support and has served in managerial and executive positions for Computer Service Management Group and Harris Corporation.

Report of the Compensation and Stock Option Administration Committee

     The Compensation and Stock Option Administration Committee (the "Committee") believes that Allegiant must pay competitively to attract and retain qualified executives. The Committee reviews Allegiant's executive incentive plans, programs and policies; monitors the performance and compensation of the Chief Executive Officer and the Chief Financial Officer; and makes recommendations and reports to the Board of Directors concerning matters of executive compensation. In performing these duties, the Committee considers management's evaluations and recommendations along with other factors. The Committee seeks to achieve the following:

     1. A competitive base compensation package that enables Allegiant to attract and retain key executives by evaluating comparable historical and industry information.

     2. A bonus program that is based on both Allegiant's business performance and the individual performance of each officer.

     3. The provision of stock compensation opportunities that are linked with performance.

     Allegiant's executive compensation program currently has three main components, which are discussed below:

Base Salary

     Allegiant's objective for paying base salaries is to be competitive in the marketplace based on individual responsibilities and experience, together with the particular needs, requirements and financial results of Allegiant.

     The base salaries for certain executive officers were determined by employment agreements entered into with such officers. Any incentive compensation granted to executive officers other than what is specifically provided for in their employment agreements is totally at the discretion of the Board of Directors and would be based on Allegiant meeting or exceeding its operating plans for the year.

Bonuses

     Upon recommendation to its Board of Directors, Allegiant may pay an annual cash bonus to its executive officers based on both the executive officer's performance and Allegiant's overall performance.

Stock Options

     Allegiant has in place stock option plans (collectively, the "Plans"). During each year, the Stock Option Administration Committee considers the desirability of granting key employees, including the executive officers, awards under its Plans. The Plans are designed to provide long-term, stock based incentives for executives in order to encourage superior performance over an extended period of time and to align executives' interests with those of shareholders.

     In 1995, stock options were issued to a broad group of key employees, including executive officers, Messrs. Jacobs and Schuck. Also during 1995, stock options that were previously granted to Mr. Schuck, an executive officer, were subsequently repriced to the current market price of Allegiant's common stock. These options were intended to serve as a reward for joining and continuing with Allegiant and to encourage the holders to make significant contributions to the success of Allegiant. All options granted during 1995 were granted at the fair market value on the date of grant.

                           Paul S. Ellison
                           Compensation and Stock Option
                           Administration Committee


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Mr. Ellison, who is not nor was an officer or other employee of Allegiant and has no other relationship with Allegiant required to be disclosed as a Compensation Committee interlock.

                          SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate compensation awarded to, earned by, or paid by any person, to the Chief Executive Officer and to the executive officers named below (the "Executive Officer Group") at December 31, 1995.

                                                                        ANNUAL                      LONG-TERM
                                                                     COMPENSATION                  COMPENSATION
                                                            -----------------------------         --------------
                                                                                                    SECURITIES            ALL
                                                                                                    UNDERLYING           OTHER
               NAME AND                                       SALARY             BONUS               OPTIONS          COMPENSATION
          PRINCIPAL POSITION                   YEAR             $                  $                   (#)                 $
- --------------------------------------       --------       ----------        -----------         ---------------------------------

Richard L. Jackson                             1995            316,757              --                    --            7,200 (2)
   Chairman of the Board and Chief             1994            281,250              --                    --            1,110 (2)
   Executive Officer                           1993            280,679          61,895 (1)                --            1,479

Bruce Jacobs (3)                               1995            151,350           7,474                46,773               --
   Executive Vice President, Managed           1994                 --              --                    --               --
   Care                                        1993                 --              --                    --               --

Terrence P. Schuck (4)                         1995            105,000          10,121                71,301 (5)           --
   Executive Vice President and Chief          1994             80,002              --                50,000               --
   Information Officer                         1993                 --              --                    --               --

(1) Bonus paid in 1993 was based upon Allegiant's 1992 performance and was included in Allegiant's 1992 results of operations.

(2) Represents amount paid for premiums on certain term and whole life insurance policies.

(3) Mr. Jacobs joined Allegiant on January 1, 1995. Effective August 16, 1996, Mr. Jacobs was no longer employed with Allegiant.

(4)  Mr. Schuck joined Allegiant on March 1, 1994.

(5) Includes 42,657 options at an exercise price of $1.31 that were issued in August 1995 as a replacement for the 50,000 originally granted in 1994 at an exercise price of $2.88.

                              1995 Option Grants


     The following table sets forth information regarding grants of stock options to purchase shares of Common Stock made during 1995 to each member of the Executive Officer Group.


 Individual Grants
- -------------------------------------------------------------------------------------------------------------
                                                                                       Potential Realizable
                     Number of      % of Total                                          Value at Assumed
                     Securities      Options                                          Annual Rates of Stock
                     Underlying     Granted to                                        Price Appreciation for
                       Options     Employees in   Exercise Price                          Option Term (1)
Name                 Granted (#)       1994         ($/Share)        Expiration Date       5%         10%
- -------------------------------------------------------------------------------------------------------------
Bruce A. Jacobs(2)     46,773           4%             $1.31         December 2004        $38,534    $97,653
Terrence P. Schuck     28,644           2%             $1.31         January 2005         $23,598    $59,803
                       42,657 (3)       3%             $1.31         February 2004        $35,143    $89,059



(1) The dollar gains under these columns are the result of calculations assuming a 5% and a 10% annual appreciation for the term of the stock option, i.e., 10 years. These calculations are required to be included in accordance with rules promulgated by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the stock prices of Allegiant's Common Stock.

(2)  Effective August 16, 1996, Mr. Jacobs was no longer employed with
     Allegiant.

(3) During 1995, 50,000 options originally granted in 1994 at an exercise price of $2.88 per share were surrendered and subsequently replaced with 42,657 options at an exercise price of $1.31.

                Aggregate Option Exercises In Last Fiscal Year
                    And Fiscal Year-End Option Value Table


        The following table sets forth information regarding the value of unexercised stock options held at December 31, 1995 by each member of the Executive Officers Group. No options were exercised during 1995 by any member of the Executive Officer Group.


                                 Number of
                                 Securities                Value of
                                 Underlying               Unexercised
                                Unexercised              In-the-Money
                                 Options at                Options
                               Fiscal Year-End (#)    at Fiscal Year-End (5)


                                Exercisable/             Exercisable/
Name                           Unexercisable            Unexercisable
- -----------------------        -----------------        ----------------

Bruce A. Jacobs (1)              19,168/ 27,605             -

Terrence P. Schuck (2)           36,593/ 34,708             -


(1)     Effective August 16, 1996, Mr. Jacobs was no longer employed with
        Allegiant.

(2) During 1995, 50,000 options granted in 1994 at an exercise price of $2.88 per share were surrendered and subsequently replaced with 42,657 options at an exercise price of $1.31 per share.

                           Ten Year Option Repricing

        The following table sets forth information regarding the repricing during 1995 of Allegiant's stock options held by each member of the Executive Officer Group.


                                          Number of                                                            Length of
                                         Securities        Market           Exercise                            Original
                                         Underlying       Price of           Price               New          Option Term
                                          Options        Stock at Time      at Time            Exercise       Remaining at
                                          Repriced       of Repricing     of Repricing          Price          Date of
         Name             Date               (#)            ($)                ($)               ($)           Repricing
- ---------------------  ------------- ------------------ ---------------- ----------------- ----------------- ---------------
Terrence P. Schuck (1)  August, 1995      42,657             $1.31           $2.88             $1.31            9 years


(1) During 1995, 50,000 options originally granted in 1994 at an exercise price of $2.88 per share were surrendered and subsequently replaced with 42,657 options at an exercise price of $1.31.

Report on Repricing Options

        During 1995 options that were previously granted to Mr. Schuck, an executive officer, and to other individuals that are not members of the Executive Officer Group, were repriced to the current market price of Allegiant's common stock. These options were intended to serve as a reward for joining and continuing with Allegiant and to encourage the holder to make significant contributions to the success of Allegiant. Due to the decrease in the market price of Allegiant's common stock, Allegiant repriced certain options to the current market value to reward the holders for remaining with Allegiant and encourage them to continue to contribute to the success of Allegiant.




                                        Paul S. Ellison
                                        Compensation and Stock Option
                                        Administration Committee

Employment Agreements

     In May 1991, Richard L. Jackson entered into an employment agreement with Allegiant, which was amended in October 1991 and expires in March 1997. The amended agreement requires Mr. Jackson to serve as Chairman, Chief Executive Officer and President of Allegiant. The agreement is automatically renewed for additional one year terms unless either party gives the other 60 days notice. The base compensation under the amended agreement is $275,000 per annum effective January 1, 1994, subject to annual increases equal to a cost-of-living index increase. Compensation will continue to be paid to Mr. Jackson for two months in case of permanent disability and to Mr. Jackson's designated beneficiary for six months in the case of death. All obligations of Allegiant under the agreement cease if Mr. Jackson's employment is terminated for cause, as defined in the agreement. Allegiant is obligated to maintain certain term and whole life insurance policies providing $350,000 and $1,000,000, respectively, in coverage, of which Mr. Jackson's designees are the beneficiaries. The agreement also includes certain confidentiality and non-competition provisions.

     Bruce A. Jacobs entered into an employment agreement with Allegiant starting on January 1, 1995 serving as Executive Vice President, Managed Care. Under the agreement, Mr. Jacobs base salary was $150,000, and Allegiant provides 9 months income protection if terminated for no cause. The agreement also includes certain confidentiality and non-competition provisions. Effective August 16, 1996, Mr. Jacobs was no longer employed with Allegiant and Mr. Jacobs will receive income protection provided under the agreement.

     Terrence P. Schuck entered into an employment agreement with Allegiant beginning March 1, 1994. Mr. Schuck serves as Executive Vice President, and Chief Information Officer. The base compensation under this agreement is $100,000. Mr. Schuck has since received an increase in his base salary to $105,000. Allegiant will provide 6 months income protection if Mr. Schuck is terminated for no cause and 30 days if terminated for cause. The agreement also includes certain confidentiality and non-competition provisions.

Certain Relationships and Related Transactions

     In December 1993, Allegiant borrowed $1.1 million from Richard L. Jackson, Chairman, Chief Executive Officer, President and a significant stockholder, under a thirty-day promissory note bearing interest at prime plus 0.5% (6.5% at December 31, 1993), the same interest rate as Allegiant's line of credit from a bank. During the first quarter of 1994, Allegiant borrowed an additional $1.5 million from Mr. Jackson under the same terms and conditions. In May 1994, with stockholders' approval, these short-term loans were converted to $1.5 million convertible promissory notes maturing in 1995 with interest at 10% and 400,000 shares of Allegiant's unregistered common stock valued at $2.50 per share. The convertible promissory notes of $500,000 and $1.0 million were convertible to common stock at per share prices of $3.00 and $3.25, respectively, at Mr. Jackson's option during March and September 1995, respectively.

     In August 1995, Allegiant's Board of Directors approved the restructure of the two convertible promissory note agreements. Under the terms of the new agreement, the two notes have been combined into one note for $1.5 million, with the same interest rate as Allegiant's line of credit from a bank. The loan will be paid in six equal monthly installments of $250,000 beginning on September 1, 1997.

     In 1991, Allegiant guaranteed a sublease for office space of Premier HealthCare, Inc., a company in which Mr. Jackson had an ownership interest at the time of the guarantee. Allegiant paid rent totaling approximately $56,000 and $20,000 in fiscal 1994 and 1995, respectively. The lease terminated in April 1995.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Allegiant's directors and executive officers, and persons who own more than 10% of a registered class of Allegiant's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Allegiant. These insiders are required by Securities and Exchange Commission regulations to furnish Allegiant with copies of Section 16(a) forms they file, including Forms 3, 4 and 5.

     To Allegiant's knowledge, based solely on review of the copies of such reports furnished to Allegiant and written representations that no other reports were required, insiders complied with all applicable monthly transaction reporting requirements during the year ended December 31, 1995.



     Performance Graph

     The following graph compares the cumulative total return on Allegiant's Common Stock from March 4, 1992 (the effective date of Allegiant's initial public offering) through December 31, 1995 with the Nasdaq Market Index and the Nasdaq Health Services Stocks Index, assuming that $100 was invested as of March 4, 1992.
                           [LINE GRAPH APPEARS HERE]

                                          3/4/92     6/92     12/92    6/93    12/93     6/94    12/94     6/95    12/95
Allegiant Physician Services, Inc.         $100      $51      $117      $50      $29      $14      $17      $11       $7
Nasdaq Stock Market                        $100      $89      $108     $112     $123     $113     $121     $150     $170
Nasdaq Health Services Stocks              $100      $83      $101      $95     $117     $108     $125     $118     $160

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the Stockholders ratify the appointment of the firm of Ernst & Young LLP as Allegiant's independent auditors to examine the accounts and statements of Allegiant and its subsidiaries for the year 1996. This firm has served in this capacity since January 17, 1996. Representatives of the firm will be present at the Stockholders' meeting and shall have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Changes In And Disagreements With Accountants

     On January 17, 1996 Allegiant dismissed Arthur Andersen LLP as its independent auditors.

     The reports of Arthur Andersen LLP on the consolidated financial statements of Allegiant for the two fiscal years ended December 31, 1994 and 1993, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     The decision to change accountants was approved by the Board of Directors of Allegiant by unanimous written consent dated January 17, 1996.

     In connection with its audits for the fiscal years ended December 31, 1994 and 1993, and through January 17, 1996, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     During the two fiscal years ended December 31, 1994 and 1993, through present, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) with Arthur Andersen LLP.

     Allegiant engaged Ernst & Young LLP as its new independent auditors as of January 17, 1996. During the two fiscal years ended December 31, 1994 and 1993, and through January 17, 1996, Allegiant had not consulted with Ernst & Young LLP on items which (1) concerned the application of accounting principles to a specified transaction or the type of audit opinion which might be rendered on the Allegiant's financial statements or (2) concerned the subject matter of a disagreement or reportable event with former independent auditors, (as described in Regulation S-K Item 304(a)(1)(v)).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ALLEGIANT.

                                    PART B

                                    SUMMARY

     The following is a summary of certain information relating to the Transaction. This summary is not intended to be a complete description of these matters and is subject to and qualified in its entirety by reference to the more detailed information contained in the Asset Purchase Agreement and related documents. A copy of the Asset Purchase Agreement along with copies of the Promissory Notes, Guaranty and Noncompetition Agreements will be provided without charge to each stockholder, upon written request to Investor Relations, Allegiant Physician Services, Inc., 500 Northridge Road, Suite 500, Atlanta, Georgia 30350. Stockholders of Allegiant are urged to read carefully the entire Proxy Statement. As used in this Proxy Statement, the terms "Allegiant" and "ASI" refer to such corporations respectively, and the term "EquiMed" refers to EquiMed, Inc., a Delaware corporation that is affiliated with ASI through the common ownership of the equity securities of each by Douglas R. Colkitt, M.D. Where the context requires, each such term also refers to each company and its subsidiaries.

General

     Part B of this Proxy Statement relates to the sale of substantially all of the assets of Allegiant to ASI, pursuant to the terms of the Asset Purchase Agreement. The Transaction was consummated on June 1, 1996 (the "Effective Date"), however, the Asset Purchase Agreement provides that the Transaction will be rescinded if the requisite Stockholder approval of the Transaction is not received by October 1, 1996.

The Parties

     Allegiant Physicians Services, Inc. Prior to the Effective Date, the principal business of Allegiant has been the ownership of a hospital anesthesia contract services business operating at 27 hospital locations in 16 states of the United States, and the ownership of substantially all of the assets of an anesthesiology practice in Sequin, Texas. This business is referred to herein and in the Asset Purchase Agreement as the "Business," and it is the assets of the Business that are sold pursuant to the Asset Purchase Agreement. The Business accounted for 95% of Allegiant's net revenues in 1995 and 94% of net revenues in each of fiscal 1994 and 1993. Subsequent to the Effective Date, the principal business of Allegiant shall be expanding its hospital information systems, locum tenens services, physician practice management services and of holding the promissory notes of ASI acquired by Allegiant in the Transaction. The mailing address of Allegiant is 500 Northridge Road, Suite 500, Atlanta, Georgia 30350, and its telephone number is (770) 643-5555. See "Information Regarding Allegiant."

     ASI. ASI is a newly incorporated Delaware corporation, formed to acquire the assets and the business represented by the Business from Allegiant. The mailing address of its principal executive office is 2171 Sandy Drive, State College, Pennsylvania 16803, and its telephone number is (814) 238-0375. See "Information Regarding ASI."

     Richard L. Jackson. Mr. Jackson is the founder, Chairman of the Board and Chief Executive Officer of Allegiant. He is a party to the Asset Purchase Agreement because he has agreed to provide a noncompetition agreement in favor of ASI pursuant thereto.

     Douglas R. Colkitt, M.D. Dr. Colkitt is not a party to the Asset Purchase Agreement. However, Dr. Colkitt is the sole stockholder of Doc-Net Placement Services Corp., a Delaware corporation ("Doc-Net"), which is the sole stockholder of ASI. In addition, Dr. Colkitt is the President of ASI. The consideration to be issued by ASI to Allegiant as payment for the Business is guaranteed by Dr. Colkitt. The guaranty is secured by a pledge of the common stock, $.0001 par value of EquiMed, Inc., a Delaware corporation ("EquiMed"). All of the 2,750,000 shares pledged to secure such guaranty are owned by Dr. Colkitt.

     EquiMed.  EquiMed is not a party to the Asset Purchase Agreement.
Dr. Colkitt pledged 2,750,00 shares of EquiMed common stock to secure his guaranty of the consideration issued by ASI to Allegiant. EquiMed is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

The Annual Meeting

     Vote Required. Approval of the Transaction requires the presence, by proxy or in person, of the holders of a majority of all shares entitled to vote and the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on the proposal. If fewer shares are voted in favor of the Transaction than required for its approval, it is expected that the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting, all proxies will be voted on the matter(s) to be considered at the reconvened Annual Meeting in the same manner as such proxies would have been voted on such matter(s) at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or changed) notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the Annual Meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the Annual Meeting as may properly come before the Annual Meeting will constitute authority to vote in favor of one or more adjournments of the Annual Meeting.

     As of August 20, 1996, the executive officers and directors of Allegiant beneficially owned 47.6 percent of the outstanding shares of Allegiant Common Stock. All of such executive officers and directors have indicated that they intend to vote all shares of Allegiant Common Stock over which they have voting power in favor of the Transaction. See "Part B - General Information - The Annual Meeting;" "- Vote Required" and "Part A - Security Ownership of Certain Beneficial Owners and Management of Allegiant."

The Transaction

     Sale of Assets. Subject to the terms and conditions set forth in the Asset Purchase Agreement, on the Effective Date, Allegiant intends to sell all of the assets comprising the Business to ASI upon the requisite Stockholder approval by October 1, 1996. The Business accounted for 95% of Allegaint's net revenues in 1995 and 94% of net revenues in each of fiscal 1994 and 1993. In addition, Allegiant and Mr. Jackson have granted ASI a Noncompetition Agreement. In return for these agreements, ASI paid Allegiant approximately $16.0 million, such amount represented by separate promissory notes (the "Promissory Notes"). The Promissory Notes consist of (i) a "Primary Note" in the original principal amount of $16.0 million, less Assumed Liabilities of up to $12.5 million and
(ii) a "Variable Note" in the original principal amount of $6 million, plus an amount equal to the product (not to exceed $3 million ) of 4.09 times the amount, if any, by which the Gross Margin Revenues of the Business (as defined herein) during the period from June 1, 1996 to May 31, 1997 are greater than $5.38 million, less an amount equal to the product (not to exceed $6 million) of
4.09 times the amount, if any, by which the Gross Margin Revenues of the Business during the period from June 1, 1996 to May 31, 1997 are less than $5.38 million. It cannot be assured that any benefits of the Variable Note will be realized. The Promissory Notes are secured by a guaranty of payment by Dr. Colkitt and 2,750,000 shares of EquiMed common stock owned by Dr. Colkitt and pledged pursuant to a Guaranty and Stock Pledge Agreement, dated June 1, 1996 (the "Guaranty Agreement"). The EquiMed Common Stock collateral has not been delivered to Allegiant as of the date of this Statement of Proxy. However, Allegiant has been advised that the collateral will be delivered immediately following the approval of the Transaction by the shareholders of Allegiant.

     After the Effective Date of the Transaction, subject to any rescission of the Transaction due to the failure of the Stockholders to approve the Transaction, the business of Allegiant has consisted of expanding its hospital information systems, locum tenens services, physician practice management services and of holding the Promissory Notes, secured by Dr. Colkitt's guaranty and the pledge of EquiMed common stock under the Guaranty Agreement.

See "Part B - Information Regarding Allegiant." Allegiant will no longer engage in, nor will it be permitted to engage in, the Business, and it will retain certain Excluded Liabilities of the Business (as defined herein) and have certain indemnification obligations to ASI pursuant to the terms of Asset Purchase Agreement. See "Part B - The Transaction - Operations of Allegiant After the Transaction."

     The principal services of Allegiant upon consummation of the sale with ASI will be (i) hospital information services, (ii) locum tenens services and
(iii) physician practice management services. Hospital information services and physician practice management services, though mature as business concepts, are essentially new business groups and did not provide a contribution to revenue in 1995 or the first six months of 1996. Locums tenens services is a relatively new business group, formed in January of 1995. Physician recruiting and staffing services is a business group that formed the genesis of Premier Anesthesia, the contract anesthesia management services division. However, in August 1996, Allegiant decided to eliminate the physician recruting and staffing services unit. Though all the remaining subsidiaries and business groups of Allegiant are promising, only physician recruiting and staffing services and locums tenens services have made contributions to revenue during 1995 and the first six months of 1996, along with the contract anesthesia division. There can be no assurances that the locum tenens business group will meet the working capital needs of Allegiant. See "Part B - Allegiant Management's Discussion and Analysis."

     Recommendation of the Allegiant Board. The Board of Directors of Allegiant is unanimously of the view that the Transaction is in the best interests of Allegiant and its Stockholders. The Allegiant Board therefore unanimously recommends that the Stockholders of Allegiant approve the Transaction. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy Statement. See "Part B - The Transaction - Allegiant's Reasons for the Transactions; Recommendation of the Allegiant Board of Directors."

     Noncompetition Agreement. As an additional inducement to ASI to consummate the Asset Purchase Agreement, Allegiant and Mr. Jackson have entered into a Noncompetition Agreement, dated June 1, 1996 (the "Noncompetition Agreement") with ASI and EquiMed. Under the terms of the Noncompetition Agreement, Mr. Jackson and Allegiant have each agreed, for a period of five years, not to, directly or indirectly, recruit, solicit, or otherwise seek to induce employees or clients of ASI or employees of EquiMed, to terminate their employment or client relationship with ASI, to terminate their employment relationship with EquiMed, or to violate any agreement with ASI or EquiMed, own, lease, manage or operate an anesthesiologist management business in the Territory (as defined herein), engage in any business activity in the Territory that is directly or indirectly in competition with any anesthesiologist management business conducted by ASI or managed by EquiMed, otherwise provide any anesthesiologist management services within the Territory or own, lease, manage or operate an anesthesiology or anesthesiologist management business in the Territory. Pursuant to the terms of the Noncompetition Agreement, Mr. Jackson and Allegiant have further agreed, without the prior written consent of ASI, not to disclose any confidential information of Allegiant, ASI or EquiMed to any person not authorized by ASI to receive such information. The term "Territory," as used in the Noncompetition Agreement, means the geographical area of the United States of America. See "Part B - The Transaction -Noncompetition Agreement, Guaranty Agreement and Other Actions by All Parties."

     Effective Date. The Transaction was consummated at a closing (the "Closing") on the Effective Date of June 1, 1996. The Transaction must be approved by Allegiant's Stockholders by October 1, 1996. In the event that the Transaction is not approved by the Stockholders, the Transaction will be rescinded and the parties agree to cooperate in good faith to effectively rescind the Transaction as of May 31, 1996. See "Part B - The Transaction - Conditions of the Transaction."

     Certain Federal Income Tax Consequences. The sale of assets by Allegiant will be a taxable transaction to Allegiant. Allegiant will recognize gain measured by the difference, if any, between the amount realized from the sale of the assets and Allegiant's adjusted tax basis in such assets. Allegiant currently estimates that the Transaction will result in a taxable gain which can be offset by the net operating loss carryforward from prior years.

     Conditions of the Transaction, Termination. Final consummation of the Transaction is subject to the post-Closing condition of the approval of the holders of a majority of the shares outstanding and entitled to vote on the

Transaction (the "Requisite Approval"). If for any reason Allegiant on or before October 1, 1996 shall not have obtained the Requisite Approval, or shall not have obtained a written legal opinion that such Requisite Approval is not required, (i) ASI shall transfer all of the assets back to Allegiant effective May 31, 1996; (ii) the Promissory Notes shall be cancelled and delivered back to ASI; (iii) Allegiant shall assume and agree to pay and perform all of the Assumed Liabilities (as defined herein) and indemnify ASI from any liability;
(iv) Allegiant shall pay to ASI or ASI shall pay to Allegiant, as the case may be, an amount necessary to place the respective party in the financial positions at May 31, 1996 which would have occurred if the Transactions contemplated by the Asset Purchase Agreement had not been consummated on June 1, 1996; and
(v) in the event of a retransfer, the parties have agreed to cooperate in good faith to effectively rescind the Transaction contemplated by the Asset Purchase Agreement as of May 31, 1996. See "Part B - The Transaction - Conditions to Consummation." The Asset Purchase Agreement may be amended by means of a writing signed by all of the parties to such agreement.

     Federal or State Regulatory Requirements. No Federal or State regulatory requirements must be obtained in connection with the Transaction.

     Defaults of Allegiant. In February and March 1994, Allegiant entered accounts receivable funding agreements with a private healthcare accounts receivable finance company. Under these agreements, the finance company purchases with recourse and Allegiant sells, on a weekly basis, Allegiant's eligible healthcare accounts receivable, net of contractual adjustments, collection reserves and subsequent collections. In June 1995, Allegiant entered into a separate agreement with this finance company with the same terms as previously noted. No gain or loss is recognized on these transactions. Allegiant paid a 1.5% commitment fee and pays interest at 9.5% per annum on the net outstanding purchased accounts receivable balance until such accounts receivable are collected. The outstanding balances of uncollected purchased accounts receivable under both agreements totaled approximately $22.5 million, net of amounts the finance company withheld from Allegiant as reserves at June 30, 1996. As of June 30, 1996, the finance company has advanced to Allegiant an additional $11.2 million above their commitment level. This additional funding represents funding in excess of the contractual requirements of the accounts receivable funding agreements and is secured by approximately 12.8 million of Allegiant's unregistered stock. See "Part A - Security Ownership of Certain Beneficial Owners and Management." This additional funding places Allegiant in default of the contractual requirements of the accounts receivable funding agreements. According to the terms of the Transaction, ASI will assume $7.5 million of this debt.

     In September 1994, Allegiant signed a three-year promissory note agreement with a financial broker to provide up to $2.0 million for working capital purposes, as lenders' funds are available. No principal payments are required for three years, but Allegiant may prepay the notes at any time at a premium up to 15%. As of June 30, 1996, outstanding borrowings totaled $1.8 million, net of additional fees of $314,000. Interest is payable monthly at the prime rate plus 2%. The promissory notes are secured by 5.9 million shares of Allegiant's unregistered common stock. Allegiant is required to provide the lender with 300% market value to loan balance coverage as determined at each month-end. Events of default, which require cure by prepayment or otherwise within two business days after notice of default, include, among other things, the untimely payment of monthly interest and a drop in Allegiant's stock price below $0.62 per share. At June 30, 1996, Allegiant was in default as a result of its common stock trading below $0.62 per share. Allegiant has not been officially notified of this default which is required by the note agreements. Allegiant does not anticipate that the Transaction will have any effect on these promissory notes.

                 COMPARATIVE PER SHARE AND DIVIDEND INFORMATION

Allegiant

     From March 4, 1992 through April 9, 1996, Allegiant's Common Stock traded on the National Market System ("Nasdaq") under the symbol ALPS. However, on April 9, 1996, Allegiant was notified by the Nasdaq Review Committee that since Allegiant did not meet the Nasdaq minimum net worth and minimum closing bid price requirements, Allegiant's common stock would no longer be traded on the Nasdaq National Market System. Effective April 10, 1996, Allegiant's common stock began trading on the OTC Bulletin Board utilizing the same symbol, ALPS. As of the Record Date, there were 3,753 holders of record of Allegiant Common Stock. Allegiant has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on the Allegiant Common Stock in the foreseeable future. Allegiant currently intends to retain all earnings, if any, for use in the expansion of Allegiant's business. The payment of dividends, if any, in the future with respect to Allegiant Common Stock is within the discretion of the Board of Directors and will depend on Allegiant's earnings, capital requirements, financial condition and other relevant factors. The table below sets forth the high and low sales prices per share of Allegiant Common Stock as reported on the Nasdaq/NMS or the OTC Bulletin Board, as the case may be, for the periods indicated.

Fiscal 1994                                            High          Low
- ------ ----                                            ----          ---

     First Quarter (ended March 31, 1994)              $4.63         $2.38
     Second Quarter (ended June 30, 1994)               2.75          1.13
     Third Quarter (ended September 30, 1994)           4.00          1.25
     Fourth Quarter (ended December 31, 1994)           3.25          1.75

Fiscal 1995
- ------ ----

     First Quarter (ended March 31, 1995)              $2.63         $1.00
     Second Quarter (ended June 30, 1995)               2.44          0.94
     Third Quarter (ended September 30, 1995)           1.94          1.13
     Fourth Quarter (ended December 31, 1995)           1.63          0.66

Fiscal 1996
- ------ ----

     First quarter (ended March 31, 1996)              $1.06         $0.47
     Second quarter (ended June 30, 1996)              $0.72         $0.25

     The table below sets forth the high and low prices per share of Allegiant Common Stock on January 23, 1996, the last full trading day prior to the public announcement of the Transaction, and on August 27, 1996.

                                                       Sale Price of
                                                       Allegiant Common Stock
                                                       --------- ------ -----

                                                       High             Low
                                                       ----             ---

     January 23, 1996                                  $0.78            $0.72
     August 27, 1996                                   $0.50            $0.46

Comparative Per Share Data

     See "Part B - Pro Forma Condensed Consolidated Financial Information."
This information presents Allegiant's historical per share data and unaudited pro forma per share data adjusted to reflect the consummation of the Transaction on a purchase of assets basis and should be read in conjunction with the Pro Forma Condensed

Consolidated Financial Information included elsewhere in this Proxy Statement and the separate historical financial statements of Allegiant which are included elsewhere in this Proxy Statement. The pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or that will occur upon consummation of the Transaction.

ASI

     There is no established public trading market for ASI Common Stock. ASI has never paid or declared any dividends on shares of its Common Stock. As of July 23, 1996 there were 500 shares of ASI Common Stock outstanding held by one shareholder.

                              GENERAL INFORMATION


The Annual Meeting

     This Proxy Statement is being furnished by Allegiant to its Stockholders in connection with the solicitation of proxies by the Board of Directors of Allegiant from the holders of the outstanding shares of Allegiant Common Stock for use at the Annual Meeting to be held at the Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350, at 8:00 a.m., local time, on September 25, 1996, and at any adjournments and postponements thereof, to (i) elect Directors to the Board of Directors and ratify the appointment of Allegiant's independent auditors, as described in Part A of this Proxy Statement,
(ii) consider the Transaction, as described in Part B of this Proxy Statement and (iii) transact such other business incidental to the conduct of the Annual Meeting as may properly come before the Annual Meeting.

Vote Required

     Approval of the Transaction requires the presence, by proxy or in person, of the holders of a majority of all shares outstanding and entitled to vote and the affirmative vote of the holders of a majority of all such shares. If fewer shares are voted in favor of the Transaction than required for its approval, it is expected that the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting, all proxies will be voted on the matter to be considered at the reconvened Annual Meeting in the same manner as such proxies would have been voted on the matter at the original convening of the Annual Meeting (except for any proxies which have theretofore effectively been revoked or changed), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the Annual Meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the Annual Meeting as may properly come before the Annual Meeting will constitute authority to vote in favor of one or more adjournments of the Annual Meeting.

     As of August 20, 1996, the executive officers and directors of Allegiant beneficially owned 47.6 percent of the outstanding shares of Allegiant Common Stock. All of such executive officers and directors have indicated that they intend to vote all shares of Allegiant Common Stock over which they have voting power in favor of the Transaction. See "Part A -Security Ownership of Certain Beneficial Owners and Management of Allegiant."

Recommendation of the Allegiant Board

     The Board of Directors of Allegiant has approved the Transaction, is unanimously of the view that the Transaction is in the best interests of Allegiant and its Stockholders, and unanimously recommends that the stockholders of Allegiant vote FOR approval of the Transaction. See "Part B - The Transaction - Allegiant's Reasons for the Transaction; Recommendation of the Allegiant Board."

Other Information

     For additional information regarding Allegiant and its business, see "Part B - Allegiant's Selected Historical and Pro Forma Financial Data," "- Allegiant Management's Discussion and Analysis," "- Information Regarding Allegiant" "Part A" of this Proxy Statement and "Allegiant Financial Statements."

     For additional information regarding ASI and its business, see "Information Regarding ASI."

     Representatives of Ernst & Young LLP will be present at the Annual Meeting and shall have the opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding the Transaction.

                                THE TRANSACTION

     The following information describes certain information pertaining to the Transaction. This description does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, the Promissory Notes, Guaranty and Noncompetion Agreements. A copy of these agreements will be provided without charge to each stockholder, upon written request to Investor Relations, Allegiant Physician Services, Inc., 500 Northridge Road, Suite 500, Atlanta, Georgia 30350

General

     Holders of Allegiant Common Stock are being asked to consider and approve the Transaction. The terms of the Transaction are set forth in the Asset Purchase Agreement and certain related agreements entered into in connection therewith. The Asset Purchase Agreement provides for Allegiant to sell to ASI Allegiant's contract anesthesiologist management services business and assets and its ownership of substantially all of the assets of an anesthesiology practice in Sequin, Texas, (which is collectively defined as the "Business") for approximately $16.0 million, to be paid through ASI's delivery of the Promissory Notes to Allegiant and its assumption of certain indebtedness of Allegiant. The Business accounted for 95% of Allegiant's net revenues in 1995 and 94% of net revenues in each of fiscal 1994 and 1995. The Transaction was consummated on June 1, 1996 (the Effective Date), subject however, to the post-Closing condition that Allegiant shall obtain the requisite Stockholder approval of the Transaction. See "Part B - The Transaction - Effective Date of the Transaction" and "- Conditions to Consummation."

Background of the Transaction

     During the first quarter of 1995, Allegiant engaged a large investment banking firm as its exclusive advisor and agent for the purpose of identifying, evaluating and pursuing strategic alternatives for Allegiant to maximize shareholders' value, to strengthen Allegiant financially and to better enable it to aggressively pursue market opportunities for its services. With this in mind, Allegiant began entertaining prospective buyers for its contract anesthesia business. Allegiant entered into a letter of intent on November 21, 1995 with EquiVision, Inc., a Delaware company later succeeded in a merger by EquiMed, to purchase the contract anesthesia services business of Allegiant. During the due diligence period, it was determined that the proposed transaction would be effected between Allegiant and a new company, ASI, to be formed by Dr. Colkitt, and on January 27, 1996, Allegiant entered into a letter of intent with Dr. Colkitt reflecting the Transaction.

Allegiant's Reasons for the Transaction; Recommendation of the Allegiant Board

     On May 15, 1996, the Allegiant Board of Directors unamimously approved the Transaction. Allegiant began 1995 with its hospital information systems, permanent physician recruiting and staffing services, including locum tenens services business, and its physician practice management services business. In 1994, Allegiant adopted a plan to discontinue its pain treatment operations, Pain Relief Network. In accordance with its plan, Allegiant sold its discontinued pain treatment operations, in December 1995 to Pain Net, a company formed by the senior management of the pain treatment operations, for $2.3 million in cash and $12.5 million in promissory notes. This along with the sale of Allegiant's contract anesthesia services business will considerably simplify its operations. It allows resources to be reallocated to the remaining business. Allegiant feels that these are its most promising opportunities because the nation's health care system, and indeed health care costs, will be increasingly managed through the clinical oversight of primary care physicians. Allegiant further believes that, since surgeries are the principal cost component in hospital management, its hospital information system products will efficiently capture operating room costs and clinical data in the future.

     The physician practice management and hospital information systems business units are entering their growth stages, and are responses to the most compelling concern confronting the nation's health system: containing its cost without comprising its quality. The sale of the contract anesthesia business services will allow Allegiant the financial vitality and opportunity to properly capitalize these emerging business segments.


     THE BOARD OF DIRECTORS OF ALLEGIANT UNANIMOUSLY RECOMMENDS THAT YOU

VOTE "FOR" THE TRANSACTION.

Principal Terms Defined in the Asset Purchase Agreement

     Pursuant to the terms of the Asset Purchase Agreement, Allegiant has agreed to sell, convey, transfer, assign and deliver to ASI, and ASI has agreed to buy and acquire, all of the assets of Allegiant used or required in the conduct of the Business (the "Assets"), including (i) all of Allegiant's rights to and interests in all anesthesiologist management service contracts listed on an exhibit to the agreement (the "Management Contracts"), (ii) all employment contracts of the Business for the professional services of physicians and certified registered nurse anesthetists currently working full-time in connection with the Management Contracts (such Management Contracts and employment contracts are defined in the agreement as the "Assigned Contracts"), and (iii) certain specifically described related assets of Allegiant or any affiliate of Allegiant used in or required in the conduct of the Business, including equipment, computer, furniture, furnishings and other tangible personal property, all claims and rights under certain contracts, all patient records and charts (to the extent permitted by law), all sales and other promotional materials and literature, all goodwill, trademarks, service marks and trade names used by Allegiant (including the names "Premier" and "Premier Anesthesia"), all rights under licenses and other governmental approvals or permits, all inventory and supplies, all rights to leasehold improvements and fixtures listed on an exhibit to the agreement, all software, all payroll records pertaining to employees of Allegiant, all information relating to Allegiant's referral sources, certain records and lists of third party payors, case manager contacts and vendors and all financial records.

     Notwithstanding the above, the term "Assets," as defined in the Asset Purchase Agreement, does not include certain "Excluded Assets," a term that is defined to include (i) all cash of Allegiant as of midnight the day before the Effective Date, (ii) all accounts receivable and unbilled amounts for services of Allegiant as of midnight of the day before the Effective Date, (iii) any land or buildings owned by Allegiant, (iv) all pension plan assets of Allegiant,
(v) any assets related to Allegiant's SIS, physician recruiting and primary care physician management businesses that are not used in or required in the conduct of the Business, and (vi) certain assets specifically described in the agreement. The Asset Purchase Agreement specifically provides that except as otherwise expressly provided in the agreement, ASI assumes no obligations, debts or liabilities of Allegiant relating to the Business, and Allegiant has agreed to indemnify ASI against any and all such debts, obligations and liabilities.

     The only obligations and liabilities of Allegiant assumed by ASI pursuant to the terms of the Asset Purchase Agreement (the "Assumed Liabilities") are
(i) obligations of Allegiant under the Assigned Contracts, but only to the extent that they represent obligations that are to be performed, in the ordinary course, subsequent to the Effective Date, (ii) any obligation of Allegiant to refund to contracting hospitals monies deposited with Allegiant in connection with the commencement of the Management Contracts and subject to claims for refund to the hospitals upon expiration or termination of the Management Contracts, (iii) any obligation to repay to contracting hospitals any monies previously advanced by them to Allegiant in respect of accounts receivable outstanding and due to the contract hospital as of the Effective Date, in the event that the Management Contracts were to be terminated on the Effective Date,
(iv) the obligation of Allegiant to reimburse to ASI the cost of tail malpractice and general liability insurance coverage arising out of any action or omission of Allegiant in the conduct of the Business prior to the Effective Date, (v) the obligation of Allegiant to reimburse to ASI an amount equal to 1.5% of the amount of the collections of Allegiant's accounts receivable in which ASI assisted, pursuant to the terms of the Asset Purchase Agreement, (vi) the obligation of Allegiant to make the regular monthly payroll pursuant to the employment contracts assigned to ASI in accordance with the Asset Purchase Agreement for the month of May, 1996, in the approximate aggregate amount of $1.6 million and (vii) $7.5 million of short-term debt. In addition, if ASI is required to pay more than $12.5 million in satisfaction of the Assumed Liabilities, ASI shall be entitled to offset such excess payment or payments against any amounts due under the Promissory Notes and to recover the same in accordance with the terms of the agreement.

Consideration to Be Paid for the Business

     At the Closing of the Transaction, ASI delivered the Promissory Notes to Allegiant and assumed the indebtedness described below as consideration for the purchase of the Assets and the execution, delivery and performance by Allegiant and Mr. Jackson of the Noncompetition Agreement.

     The Promissory Notes consist of a Primary Note and a Variable Note. The Primary Note is to be in the principal amount of (i) $16.0 million, less
(ii) the amount of the Assumed Liabilities of up to $12.5 million. The Primary
Note is payable in monthly installments of accrued interest only (accrued at a rate per annum equal to 9.0%) beginning on July 1, 1996, and principal of $500,000 per month beginning on February 1, 1997, and then $1.5 million per month beginning on July 1, 1997 until the Primary Note is paid in full.

     The Variable Note is in the original principal amount of (i) $6.0 million, plus (ii) an amount equal to the product (not to exceed $3.0 million) of 4.09 times the amount, if any, by which the "Gross Margin Revenues of the Business" during the period from June 1, 1996 to May 31, 1997 are greater than $5.38 million, less (iii) an amount equal to the product (not to exceed $6.0 million) of 4.09 times the amount, if any, by which the Gross Margin Revenues of the Business during the period from June 1, 1996 to May 31, 1997 are less than $5.38 million. The Variable Note is payable in monthly installments of accrued interest only (accrued at a rate per annum equal to 9.0%) beginning on July 1, 1996, and principal of $1.5 million per month beginning on the first day of the first full month following the pay off of the Primary Note, until the Variable Note is paid in full.

     The term "Gross Margin Revenues" is defined on an exhibit to the Asset Purchase Agreement as revenues less all expenses directly associated with the Management Contracts. These expenses will include, but are not limited to, physician compensation, physician bonuses, certified registered nurse anesthetists ("CRNA") compensation, CRNA insurance, and billing expense. These expenses will also include the costs of any on-site personnel, travel by ASI personnel to the contract sites, or any other cost that can be directly attributable to the maintenance of the Management Contracts consistent with current accounting practices. Malpractice insurance will be further defined as the sum of the following three items: (i) amounts reimbursed to physicians and CRNA's that purchase their own malpractice insurance; (ii) amounts paid by ASI for a corporate malpractice policy; and (iii) an accrual for the purchase of a tail policy and/or the payments of deductibles. Billing expense will be defined as five percent (5%) of gross revenues, minus contractual adjustments and uncollectible accounts, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied, if the collection process is performed by the current billing group. If an outside billing company performs the billing process, the five percent (5%) mentioned above will be substituted for the amount charged by that billing company. To the extent that interest and associated fees in connection with the National Century Financial Enterprises obligation assumed by ASI pursuant to Section 1.3(vii) of the Agreement exceed ten percent (10.0%) per annum, such excess costs will be deemed to be expenses directly associated with the Management Contracts.

     Following the Effective Date and within 30 days following the end of each month, ASI agrees to provide Allegiant with written statements in reasonable detail of ASI's calculation of the Gross Margin Revenues of the Business on a calendar month basis and a cumulative basis as of the date of such statement and to provide Allegiant and its authorized representatives with access to the books and records of ASI in order to audit ASI's calculations of the Gross Margin Revenues of the Business.

     The obligations of ASI represented by the Promissory Notes are secured by the guaranty of Douglas R. Colkitt, M.D., which guaranty is secured by Dr. Colkitt's pledge of a first priority security interest in 2,750,000 shares of EquiMed Common Stock and all proceeds thereof in accordance with the Guaranty Agreement by Dr. Colkitt in favor of Allegiant. On August 27, 1996, the closing price of a share of EquiMed Common Stock on the Nasdaq/NMS was $6.88.
Dr. Colkitt is Chairman of the Board of Directors of EquiMed and beneficially owns approximately 76% of the outstanding EquiMed Common Stock. Dr. Colkitt is the sole stockholder of Doc-Net, which is the sole stockholder of ASI.

     No assurance can be given that if ASI defaults on the Promissory Notes, at the time of such default, the shares of EquiMed Common Stock pledged as collateral under the Guaranty Agreement will have sufficient value to adequately recompense Allegiant for any loss it suffers as a result of such default.

Effective Date of the Transaction

     The Transaction was consummated on the Effective Date of June 1, 1996.
The Transaction must be approved by Allegiant's Stockholders by October 1, 1996. In the event that the Transaction is not approved by the Stockholders the Transaction will be rescinded. The parties agree to cooperate in good faith to effectively rescind the Transaction as of May 31, 1996.

Certain Federal Income Tax Consequences

     The sale of assets by Allegiant will be a taxable transaction to Allegiant. Allegiant will recognize gain measured by the difference, if any, between the amount realized from the sale of the assets and Allegiant's adjusted tax basis in such assets. Allegiant currently estimates that the Transaction will result in a taxable gain which can be offset by the net operating loss carryforward from prior years.

Representations and Warranties

     The Asset Purchase Agreement contains various representations and warranties of the parties thereto. With respect to Allegiant, the Asset Purchase Agreement includes various representations and warranties as to, among other things, the following: (i) Allegiant's corporate organization, good standing, qualification and corporate power to carry on the Business; (ii) the accuracy, completeness and fair presentation of the financial condition of Allegiant and its income and expenses as set forth in certain financial statements delivered to ASI; (iii) the accuracy and completeness of certain operating statements relating to the Business provided by Allegiant to ASI; (iv) the adequacy and accuracy of Allegiant's tax returns and tax filings; (v) the validity and enforceability of certain contracts related to the Business; (vi) Allegiant's compliance in all material respects with the laws, regulations, rules and decrees of all governmental authorities; (vii) except for certain scheduled litigation and such litigation or proceedings that will not adversely affect Allegiant's ability to perform the Asset Purchase Agreement, the absence of any litigation against Allegiant or affecting Allegiant or the Business; (viii) the absence of any collective bargaining or labor agreement or employee benefit plan (other than as listed on an exhibit to the agreement); (ix) Allegiant's maintenance of certain insurance; (x) except as described in an exhibit to the agreement, the absence of certain changes in the Business, including any material adverse change to the Business, since March 31, 1996; (xi) the validity of certain licenses and permits held by Allegiant in the conduct of the Business; (xii) the agreement by Allegiant to indemnify ASI against any claims for finder's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder; (xiii) the absence of any material untrue statement in any representation or warranty made by Allegiant in the Asset Purchase Agreement or any statement in any other document furnished by Allegiant to ASI pursuant to the Asset Purchase Agreement;
(xiv) the validity and enforceability against Allegiant of the Asset Purchase Agreement and other agreements executed by Allegiant in connection therewith;
(xv) Allegiant's indemnification of ASI of any liability resulting from any failure by Allegiant to comply with any applicable bulk sales law relating to the Transaction; (xvi) Allegiant's good and marketable title to the Assets, free and clear of any encumbrances thereon, except as described in an exhibit to the agreement; (xvii) the presence of all necessary consents and the absence of any encumbrances to be imposed in connection with the Transaction; (xviii) the condition of personal property included in the Assets; and (xix) investment representations made by Allegiant in connection with the private placement of the Promissory Notes.

     The Asset Purchase Agreement includes various representations and warranties of ASI as to, among other things, the following: (i) the corporate organization, good standing and qualification to do business of ASI; (ii) ASI's corporate power to execute and deliver the Asset Purchase Agreement and consummate the transactions contemplated thereby; (iii) the agreement by ASI to indemnify Allegiant against any claims for finder's fees, brokerage's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder; and (iv) the validity and enforceability of the Asset Purchase Agreement and all other agreements to be executed by ASI in connection therewith.

     The Asset Purchase Agreement does not contain any representations or warranties pertaining to Mr. Jackson, Dr. Colkitt or EquiMed.

Indemnification of ASI by Allegiant

     The Asset Purchase Agreement sets forth Allegiant's obligation to indemnify ASI and its affiliates from and against all Excluded Liabilities, all losses relating to any breaches of warranty or misrepresentations or failures to perform agreements by Allegiant contained in or made pursuant to the Asset Purchase Agreement or other agreements executed by Allegiant in connection therewith and all actions, suits, proceedings and other claims relating to any of the foregoing.

Conditions to Consummation

     Final consummation of the Transaction is subject to the post-Closing condition of the Requisite Approval by the Allegiant Stockholders. If for any reason Allegiant on or before October 1, 1996 shall not have obtained the Requisite Approval, or shall not have obtained a written legal opinion that such Requisite Approval is not required, (i) ASI shall transfer all of the assets back to Allegiant effective May 31, 1996; (ii) the Promissory Notes shall be cancelled and delivered back to ASI; (iii) Allegiant shall assume and agree to pay and perform all of the Assumed Liabilities (as defined herein) and indemnify ASI from any liability; (iv) Allegiant shall pay to ASI or ASI shall pay to Allegiant, as the case may be, an amount necessary to place the respective party in the financial positions at May 31, 1996 which would have occurred if the Transaction contemplated by the Asset Purchase Agreement had not been consummated on June 1, 1996; (v) in the event of a retransfer, the parties have agreed to cooperate in good faith to effectively rescind the Transaction contemplated by the Asset Purchase Agreement as of May 31, 1996.

Amendments; Termination

     The Asset Purchase Agreement may be amended by means of a writing signed by all the parties to such agreement. The Asset Purchase Agreement provides that the Transaction shall be rescinded if the Requisite Approval is not obtained prior to October 1, 1996.

Additional Covenants of the Parties

     The Asset Purchase Agreement provides that ASI and Allegiant acknowledge that (i) Allegiant had previously sold to NPFV, Inc., an Ohio corporation ("NPF"), certain of Allegiant's receivables, (ii) all right, title and interest in such receivables belongs to NPF, and (iii) Allegiant is obligated to pursue the collection of such receivables and to remit the same to NPF, in accordance with the sale agreement with NPF. The Asset Purchase Agreement provides that ASI will assist Allegiant in its collection efforts regarding the receivables. In the event ASI or Allegiant come into possession of collections to which all right, title and interest belong to NPF, with respect to the purchased receivables, ASI and Allegiant agree to remit such collections directly to NPF. In the event that ASI comes into possession of collections with respect to receivables not purchased by NPF, ASI will remit such collections to Allegiant. Allegiant shall pay to ASI an amount equal to 1.5% of the amount of all such collections with respect to the receivables in connection with ASI's assistance. This obligation of Allegiant to ASI is an Assumed Liability pursuant to the terms of the Asset Purchase Agreement. See "Part B - The Transaction - Principal Terms Defined in the Asset Purchase Agreement."

     In addition, under the terms of the Asset Purchase Agreement, ASI has agreed to include Allegiant as an insured under ASI's malpractice and general liability insurance coverage in connection with any event or circumstance arising out of any action or omission of Allegiant occurring prior to the Effective Date. Allegiant has agreed to reimburse ASI for any expenses incurred by ASI in acquiring tail malpractice and general liability insurance coverage arising out of any action or omission of Allegiant in the conduct of the Business prior to the

Effective Date. This obligation of Allegiant to ASI is an Assumed Liability pursuant to the terms of the Asset Purchase Agreement. See "Part B - The Transaction - Principal Terms Defined in the Asset Purchase Agreement."

Noncompetition Agreement, Guaranty Agreement and Other Actions by All Parties

     As an additional inducement to ASI to consummate the Asset Purchase Agreement, Allegiant and Mr. Jackson have entered into a Noncompetition Agreement with ASI and EquiMed. Under the terms of the Noncompetition Agreement, Mr. Jackson and Allegiant have each agreed, for a period of five years, not to, directly or indirectly, recruit, solicit or otherwise seek to induce employees or clients of ASI or employees of EquiMed, to terminate their employment or client relationship with ASI, to terminate their employment relationship with EquiMed or to violate any agreement with ASI or EquiMed, own, lease, manage or operate an anesthesiologist management business in the Territory, engage in any business activity in the Territory that is directly or indirectly in competition with any anesthesiologist management business conducted by ASI or managed by EquiMed, otherwise provide any anesthesiologist management services within the Territory or own, lease, manage or operate an anesthesiology or anesthesiologist management business in the Territory. Pursuant to the terms of the Noncompetition Agreement, Mr. Jackson and Allegiant have further agreed, without the prior written consent of ASI, not to disclose any confidential information of Allegiant, ASI or EquiMed to any person not authorized by ASI to receive such information. The term "Territory," as used in the Noncompetition Agreement, means the geographical area of the United States of America.

      In addition, Dr. Colkitt and ASI entered into the Guaranty Agreement in favor of Allegiant. The Guaranty Agreement provides that Dr. Colkitt unconditionally guarantees to Allegiant the payment and performance of all the indebtedness, obligations and liabilities of ASI to Allegiant pursuant to the Promissory Notes. The guarantee is secured by a pledge of 2,750,000 shares of the common stock of EquiMed. All of the shares pledged pursuant to the Guaranty Agreement are owned by Dr. Colkitt. Furthermore, as an additional inducement to ASI to consummate the Asset Purchase Agreement, Dr. Colkitt was granted an option to purchase all of the outstanding shares of common stock of Ronald E. Mayhorn, M.D., P.A., a Texas Professional Association located in Seguin, Texas (the "Texas Professional Association"). The assets used in the Texas Professional Association were part of the assets sold to ASI pursuant to the Asset Purchase Agreement. ASI also entered into a services agreement with the Texas Professional Association providing that ASI would provide certain services and facilities to the professional association. In addition, the Asset Purchase Agreement requires ASI to sublet office space and equipment from Allegiant, and otherwise agree on the common occupancy and use of space, systems and equipment at Allegiant's headquarters located in Atlanta, Georgia.

Operations of Allegiant after the Transaction

     Allegiant's strategy is to achieve growth by (i) expanding its hospital information systems business by marketing its specialized software system to acute care hospitals, outpatient surgery centers and ambulatory surgical centers; (ii) developing its locum tenens services by taking advantage of a significant market need for temporary physicians; and (iii) developing its physician practice management services by offering a broad range of management and organizational services to physicians, hospitals, managed care organizations and other healthcare providers.

Interests of Certain Persons in the Transaction

     Other than as described herein, no director or executive officer of Allegiant or ASI, and no associate of any such person, has any substantial interest, direct or indirect, in the Transaction, other than in the interest arising from the ownership of Allegiant Common Stock or ASI Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of such stock. For information as to the ownership of such stock of Allegiant, See "Part A" of this Proxy Statement. As of the June 30, 1996, the directors and executive officers of ASI owned no shares of Allegiant Common Stock, and the directors and executive officers of Allegiant owned no shares of ASI Common Stock.

          Richard L. Jackson, the Chief Executive Officer and a principal stockholder of Allegiant, is a party to the Noncompetition Agreement. See "Part B - The Transaction - Noncompetition Agreement, Guaranty Agreement and Other Actions by All Parties."

     Douglas R. Colkitt, M.D., the sole stockholder of Doc-Net, which is the sole stockholder of ASI, and Chairman of the Board of Directors and principal stockholder of EquiMed, is the obligor under the Guaranty Agreement. The guaranty is secured by a pledge of 2,750,000 shares of EquiMed Common Stock. In addition, Dr. Colkitt is the grantee under the Option Agreement. See "Part B - The Transaction - Noncompetition Agreement, Guaranty Agreement and Other Actions by All Parties."

Expenses and Fees

     The Asset Purchase Agreement provides that all expenses incurred by the parties in connection with the preparation of the agreement and the other agreements contemplated thereby will be borne by the respective parties incurring such expense.

Governing Law; Arbitration

     The Asset Purchase Agreement, the Promissory Notes, the Noncompetition Agreement and the Guaranty Agreement are to be governed by the law of the State of Georgia. The Asset Purchase Agreement provides that all disputes concerning it are to be submitted to binding arbitration in connection with the commercial arbitration rules of the American Arbitration Association.

                        INFORMATION REGARDING ALLEGIANT

History and Overview

     Allegiant was incorporated in Delaware in February 1988 under the name Physicians Staffing, Inc. and was a successor by merger in November 1988 to Physician Sourcing & Research, Inc., a Delaware corporation incorporated in September 1987. In August 1989, Allegiant changed its name to Premier Anesthesia, Inc. On November 15, 1994, Allegiant changed its name to Allegiant Physician Services, Inc.

     Allegiant has experienced significant net losses in 1995 and prior years, had a working capital deficiency of $17.9 million and a deficit in stockholders' equity of $14.8 million as of December 31, 1995. Historically, Allegiant concentrated on providing contract anesthesiology services to hospitals (the "Business" as defined in this Proxy Statement) and the operations of outpatient medical/surgical centers specializing in the multi-disciplinary treatment of chronic pain. In early 1995, Allegiant made the decision to discontinue its pain treatment operations entirely. Allegiant sold the pain treatment operations in December 1995 to Pain Net, Inc. ("Pain Net") a company organized and wholly owned by former members of senior management of Allegiant's discontinued pain division. Terms of the sale were $2.3 million cash, paid at closing, and $12.5 million in promissory notes. Pain Net will repay these notes through future operations. Allegiant expects to fully collect these notes, however, the repayments will be reflected as income when received due to the highly leveraged structure of Pain Net. Simultaneous with the discontinuation of the pain treatment operations, and in response to slower than anticipated growth Allegiant streamlined its core business and shifted its focus from the Business to expanding and developing its hospital information systems, physician recruiting and staffing services, locum tenens services and its physician practice management services. See "Part B - Allegiant Management Discussion and Analysis."

     Effective June 1, 1996, Allegiant transferred substantially all of the assets of the Business to ASI in accordance with the terms of the Asset Purchase Agreement. The Transaction will be rescinded if the Requisite Approval by the Stockholders is not obtained. For a more complete description of the Transaction, See "Part B - The Transaction."

     The Business accounted for 95% of Allegiant's net revenues in 1995 and 94% of the net revenues in each of fiscal 1994 and 1993. The principal services of Allegiant upon consummation of the sale with ASI will be: (i) hospital information services; (ii) locum tenens services; and (iii) physician practice management services. Hospital information services and physician practice management services, though mature as business concepts, are essentially new business groups and did not provide a contribution to revenue in 1995 or the first quarter of 1996. Locums tenens services is a relatively new business group, formed in January of 1995. Physician recruiting and staffing services is a business group that formed the genesis of Premier Anesthesia, the contract anesthesia services division. However, in August 1996, Allegiant decided to eliminate the recruiting and staffing services unit. Though all the remaining subsidiaries and business groups of the Company are promising, only locums tenens services and physician recruiting and staffing services has made significant revenue contributions during 1995 and the first six months of 1996, along with the contract anesthesia division. There can be no assurances that the locum tenen business group will be able to provide the working capital needs of Allegiant. See "Part B - Management's Discussion and Analysis."

Growth Strategy

     Allegiant's strategy is to achieve growth by (i) expanding its hospital information systems business by marketing its specialized software system to acute care hospitals, outpatient surgery facilities and ambulatory surgical centers; (ii) developing its locum tenens services by taking advantage of a significant market need for temporary physicians; and (iii) developing its physician services by offering a broad range of management and organizational services to physician based networks. In accordance with the Asset Purchase Agreement, approximately $7.5 million of short-term debt and $4.5 million in other current liabilities of Allegiant has been assumed by ASI and Allegiant plans to re-deploy the remaining assets of Allegiant in marketing and developing its hospital information systems, developing its locum tenens services and developing its physician practice management division.

Acquisition Activities

     In May 1995, Allegiant moved forward with its strategy of developing its physician management group by joining with Primary Care Concepts of Fort Worth, Texas ("PCC") to develop a physician-owned and controlled community healthcare delivery system in the Dallas-Fort Worth metropolitan area. Pursuant to a Stock Purchase Agreement dated May 24, 1995 (the "Stock Purchase Agreement") by and between Daughters of Charity Health Services of Fort Worth, Texas and AHP Acquisition Company, L.L.C. (a corporation 51% owned by PCC and 49% owned by Allegiant) ("AHP"), AHP purchased an established preferred provider organization for $341,000. Allegiant executed a promissory note with AHP agreeing to fund AHP up to $1.0 million of which $823,000 had been advanced in 1995. Allegiant will serve as the management services organization for the new healthcare delivery system by providing services such as marketing, staffing, management, billing and collections and information systems. PCC will provide the management of clinical care, and AHP will manage and expand the healthcare provider network.

     Allegiant is limited in its method of identifying and developing certain practices because of its financial constraints in developing an acquisition strategy. The settlement agreement relating to the class action lawsuit filed against Allegiant requires the Acquisition Committee of Allegiant's Board of Directors, a majority of the members of which must be non-management directors, to conduct a thorough evaluation of a target company's compliance with all applicable government regulations for the sale or manufacture of such company's products or services if the target company provides services outside Allegiant's core competencies and the purchase price exceeds $1.0 million.

Industry Background

     National concern over the rapidly rising cost of healthcare and recent initiatives to control both public and private healthcare expenditures through legislation are pressuring healthcare providers to deliver more cost effective healthcare services. To limit utilization and to control the cost of healthcare, payors are increasingly relying on managed care arrangements. Additionally, as payors such as large employers and insurance companies use the power inherent in their large patient bases to negotiate discounts and capitated fee arrangements, healthcare providers are forced to find ways to understand their cost structures, improve their negotiating powers, maintain their patient and referral bases and perform the treatment and administrative functions of their businesses more effectively and efficiently.

     In response to cost and competitive pressures, physicians are increasingly consolidating their practices with other physicians, selling their practices, becoming employees of hospitals or payors or establishing affiliations with insurance companies, hospitals and physician practice management companies in order to be able to effectively negotiate group contracts and to secure larger patient bases and referral pools. Similarly, hospitals and clinics are consolidating their operations, forming affiliations with other healthcare providers and turning to outside sources to recruit, staff, schedule and administer different departments in order to shift these managerial and administrative responsibilities to organizations that can deliver these services on a more cost effective basis. Allegiant believes that it is well positioned to take advantage of these changes through the services offered by its hospital information systems, recruiting and staffing services, locum tenens services and physician practice management services.

Services Provided

     The principal services provided by the Allegiant and its subsidiaries are (i) the services provided in connection with the Business, (ii) hospital information services, (iii) physician recruiting and staffing services, (iv) locum tenens services and (v) physician practice management services. Each of these services is discussed below.


The Business

     Allegiant intends to sell the Assets of the Business to ASI on the Effective Date upon Requisite Approval by Allegiant Stockholders of the Transaction. Consequently, the description below of the Business constitutes both a description of the Business as it was operated by Allegiant prior to the Effective Date and as it has been operated by ASI subsequent to the Effective Date, when the Business of Allegiant became the principal business of ASI. For purposes of this description only, "Company" shall mean Allegiant, as to its operations of the Business prior to the Effective Date, and ASI, as to its operations of the Business subsequent to the Effective Date.

     The Company contracts with physicians and CRNA's to provide full anesthesiology department staffing for hospitals with which the Company has exclusive anesthesia services contracts. The Company either contracts with anesthesiologists who are existing members of the hospital's medical staff, provided such physicians satisfy credentialing requirements, or actively recruits qualified anesthesiologists to fulfill its contractual obligations to the hospital. Anesthesiologists who desire to practice at the hospital must contract with the Company. Generally, one of the Company's contract anesthesiologists is appointed as medical director of the hospital's anesthesiology department, having responsibility for department administration. The Company commits to carry, or cause each anesthesiologist and CRNA to carry, professional liability insurance covering the individual's activities at the client hospital. This business group of Allegiant accounted for 95% of Allegiant's net revenues in 1995 and 94% of net revenues in each of fiscal 1994 and 1993.

     The Company contracts with a sufficient number of anesthesiologists and CRNAs to provide anesthesia services for its hospital clients on a 24-hour, 365-day basis. The Company believes that the availability of full-time anesthesiologists and CRNA coverage is a principal factor in allowing the surgical procedures to be scheduled when necessary and as desired by the hospital or surgeon and in accordance with the needs of the patients. The Company also believes that the availability of such coverage will often influence both a patient's and physician's decision to choose a particular hospital for medical services. Predictable and dependable coverage increases the opportunity to schedule elective surgical procedures, which are frequently associated with more favorable reimbursement levels.

     In order to determine a potential hospital client's appropriate staffing levels, the Company analyzes the hospital's existing anesthesiology services and requirements as well as the level of services the hospital desires to provide to the community. Based on this assessment, the Company submits a proposal for an advisable level of anesthesia coverage. The Company then develops and implements a staffing plan for coverage of the anesthesiology department, including on-call coverage for times when the operating rooms are not scheduled to be in use. If the hospital desires a staffing level greater than that justified by the existing surgical caseload or existing reimbursement levels, the Company will generally require the hospital to guarantee either to pay the Company's expenses or a stated level of reimbursement during the term of the contract.

     During the recruiting period for permanent anesthesia staff, the Company contracts with and schedules locum tenens (temporary) anesthesiologists and CRNAs to provide anesthesiology services to hospitals on an interim basis. Management believes that the Company maintains the appropriate internal resources and expertise to provide an adequate supply of locum tenens coverage to fulfill contractual obligations. This staff utilizes strict standards to ensure compliance with Company quality standards.

     The Company currently provides contract anesthesiology services to 28 hospital anesthesiology departments. No one of Allegiant's existing service contracts accounted for more than 10% of the Allegiant's net revenue for fiscal 1995. As of December 31, 1995, this business group had 58 full-time employees.

     As of December 31, 1995, Allegiant provided recruiting, staffing and related services under 28 contracts to 28 hospital anesthesiology departments. The Company's contracts with hospitals which grant the Company exclusive right and responsibility to contract with physicians and CRNAs to provide required medical services. Under these arrangements, the Company accepts responsibility for billing and collection and, subject to contractual guarantees as described below, assumes the risks for non-payment, fluctuations in patient volumes or payor mix associated with reimbursement through government programs and other third-party payors. All of these factors are taken into consideration by the Company in deciding on appropriate contract terms with hospitals and healthcare professionals.

     The Company recruits all the physicians and CRNAs used to fulfill the staffing requirements of hospitals and clinics in which the Company provides contract anesthesiology services. Methods used by the Company to identify anesthesiologists and CRNAs include mail solicitations, professional journal advertising, telemarketing and the use of management's personal contacts. The Company maintains a proprietary computerized database which holds information on approximately 4,000 anesthesiologists who have indicated an interest in affiliating with the Company on a full-time or locum tenens basis. The Company pre-screens responses of anesthesiologists from its search to ensure the candidates meet the qualifications established by the client and the Company. The Company then conducts a verification of licensing, training and professional references of each healthcare professional prior to setting up interviews for the candidate with the hospital personnel and visits to the community. The Company is responsible for supervising all arrangements relating to the commencement of the healthcare professional's services, including relocation if necessary.

     The Company's hospital contracts generally provide that as compensation for its services, the Company is entitled to collect and retain all charges for medical services furnished by the Company's independent contractor healthcare professionals to patients. Such contracts are referred to as "fee-for-service" contracts. Under such an arrangement, the Company bears the expenses of providing these services (principally consisting of physician and CRNA compensation, insurance costs and billing and collection expenses). In general, the Company's contracts with physicians performing services at hospitals require the Company to pay the physicians a percentage of the Company's profits from its contracts with that hospital, in addition to the physician's annual compensation.

     Many of the Company's contracts provide for certain financial guarantees or stipends by hospital clients to the Company. Under "expense guaranty" contracts, the client reimburses the Company to the extent that the Company's expenses in performing the contract plus a fixed management fee exceed the Company's collections from the medical services provided by the Company's physicians and CRNAs. Under "collection guaranty" contracts, the client reimburses the Company to the extent that collections do not reach a predetermined amount, regardless of the Company's expenses. Finally, under "fixed stipend" contracts, the client pays the Company a fixed supplemental amount, regardless of the Company's collections or expenses. Expense guaranty, collection guaranty and fixed stipend payments are made to the Company monthly. If the Company's collections exceed the guaranteed amount, the Company must reimburse the excess to the client up to the amount of guaranty payments received by the Company during the same period.

     The Company principally obtains guaranties on contracts to compensate either for its historical inability to fund the start-up phase of a contract and finance the receivables until collection, or for the cost of implementing staffing for the hospital's department, the cost of which may or may not be justified by existing surgical case loads or patient volumes at the hospital. To the extent the Company enters into a non-guaranteed contract, the Company may experience losses if it has overestimated collections or underestimated expenses required to perform such contracts, particularly during the start-up phase. As of December 31, 1995, 10 hospital contracts contained expense guaranties, 4 hospital contracts contained collection guaranties, 2 hospital contracts provided for fixed stipends and 12 hospital contracts provided for no guaranty or stipend.

     Under most contracts, the hospital agrees not to contract with any independent contractor physicians provided to them by the Company for a period of one year after the termination of the contract with the hospital. The enforceability of such a non-solicitation restriction varies from state to state depending on public policy constraints as they relate to the perceived reasonableness of the scope of such non-solicitations.

Hospital Information Systems

     A subsidiary of Allegiant, Surgical Information Systems, Inc. ("SIS"), formerly known as CINet and incorporated in February 1993, develops and markets a surgical information system for use in hospitals and surgery centers to monitor, record and help improve operating room procedures while capturing all cost components of the pre-operative process.

     The product developed and marketed by SIS is a fully integrated on-line software application. In the operating room context, it is used by anesthesia providers and surgical nurses to record each event (e.g., drugs administrated, surgical procedures performed, supplies and equipment used) throughout the pre-, intra- and post-operative and anesthesia phases. In addition, the system is linked to all patient monitoring equipment in order to record vital signs and significant OR events, time stamping all data points, and preparing both the anesthesia and nursing records for signature. In the patient record-keeping context, it is used by physicians, nurses and clerks to record patients' medical histories, physiological and other relevant data, pre- and post-operative treatments and recovery progress.

     Development of the next release of the product, version 2.0, is scheduled for beta release by the third quarter of 1996. Unlike the version 1.0 product currently in use, version 2.0 is based entirely on open architecture standards using Microsoft Windows NT workstations and Microsoft Windows NT or UNIX servers running one of many off-the-shelf Relational Database Management Systems (RDBMS). The system is uniquely designed to allow customization of user screens on-site without writing any additional system code. This business group of Allegiant accounted for 0.0%, 0.3% and 0.5% of Allegiant's net revenues in fiscal 1995, 1994 and 1993, respectively. As of June 30, 1996, this group had 11 full-time employees.

Physician Recruiting and Staffing Services

     Allegiant recruited permanent physicians practicing in a variety of specialties for hospitals and clinics for which Allegiant did not provide contract staffing services. During 1995 and 1994, the main areas of specialty for which Allegiant provided such recruiting services included family practices, internal medicine, orthopedics, general surgery, pediatrics and psychiatry. This business group of Allegiant accounted for 3.5%, 4.0% and 3.6% of Allegiant's net revenue in fiscal 1995, 1994 and 1993, respectively. During the six months ended June 30, 1996 this group's operations were insignificant and had only 5 full-time employees. Effective August 16, 1996, Allegiant decided it was in the best interest of the shareholders to no longer provide physician recruting and staffing services, except as described below (see "Locum Tenen Services").

Locum Tenen Services

     In January 1995, Allegiant formed Quest Staffing Solutions, to provide locum tenens, or temporary physician services, to its already mature physician recruiting base. Quest offers physicians the opportunity to practice medicine on a long-term or short-term basis throughout the United States. This also affords the clientele the flexibility of not bearing the long-term committed costs of having full-time physicians and paying only on an as needed basis. Quest is owned 80% by Allegiant and accounted for 2.1% of Allegiant's revenue in 1995. As of June 30, 1996, this group had 13 full-time employees.

Physician Practice Management Services

     Allegiant has recently made a strategic decision to market its contract management discipline in a market place that recent publications put at approximately $200 billion. Allegiant's physician practice management group is focusing its efforts in the area of physician based networks. Allegiant feels that its core competencies of locum tenens and contract management services place it uniquely in this emerging market. The group had no contribution to revenue in 1995 and had 4 full-time employees as of June 30, 1996.

Promissory Notes

     Allegiant received the two Promissory Notes for the sale of its anesthesia contract business to ASI. The

Primary Note in original principal amount of $16.0 million, less Assumed Liabilities of approximately $12.0 million, accrues interest at a rate of 9% per annum. The Assumed Liabilities include $7.5 million of debt owed by Allegiant to its purchaser of accounts receivable. Asset Purchase Agreement requires payments of interest only for the first six months starting July 1, 1996. Principal payments are to begin on February 1, 1997 in the amount of $500,000 a month plus interest. The principal payments will increase to $1.5 million on July 1, 1997 until the note is paid in full. The note is secured by 2,750,000 shares of EquiMed, .0001 par value, common stock.

     The Variable Note is in the original principal amount of (i) $6.0 million, plus (ii) an amount equal to the product (not to exceed $3.0 million) of 4.09 times the amount, if any, by which the "Gross Margin Revenues of the Business" during the period from June 1, 1996 to May 31, 1997 are greater than $5.38 million, less (iii) an amount equal to the product (not to exceed $6.0 million) of 4.09 times the amount, if any, by which the Gross Margin Revenues of the Business during the period from June 1, 1996 to May 31, 1997 are less than $5.38 million. The Variable Note is payable in monthly installments of accrued interest only (accrued at a rate per annum equal to 9.0%) beginning on July 1, 1996, and principal of $1.5 million per month beginning on the first day of first full month following the pay off of the Primary Note, until the Variable
Note is paid in full. It cannot be assured that the benfits of the earn-out will be met.

     Allegiant believes that the liabilities assumed by ASI, approximately $12 million in short-term debt, will provide Allegiant with a more favorable working capital position. The reduction in short-term debt translates into a monthly savings of approximately $75,000 in interest costs plus a cash inflow of approximately $30,000 from interest income on the Primary Note from ASI. Allegiant will use the proceeds realized from the Primary Note to fund its current working capital needs and payoff its current liabilities. It cannot be assured that any benefits of the Variable Note will be realized. If any benefits are realized from the Variable Note the proceeds will be used to fund its current working capital needs and payoff its current liabilities. See "Part B - Allegiant Management's Discussion and Analysis."

Pain Treatment Operations

     Historically, Allegiant operated outpatient medical/surgical centers that specialized in pain management and the multi-disciplinary treatment of chronic pain. Allegiant offered comprehensive medical services at the pain treatment centers for the treatment of pain with specialists practicing in anesthesiology, orthopedics, neurology, physical medicine and rehabilitation and psychology. Allegiant discontinued the operations of these centers in the first quarter of 1995. In December 1995, Allegiant sold the discontinued pain treatment centers to the senior management of the pain treatment operations. See "Part B - Allegiant Management's Discussion and Analysis."

Competition

     There are a number of other companies which provide contract staffing services to hospital departments on a local or regional basis and Allegiant has several major competitors. Allegiant is affected by significant competition in the market for medical billing and collection services, which are an integral part of Allegiant's hospital and clinic-based contract anesthesiology business and are provided by many firms both regionally, nationally and locally. While management believes Allegiant is the only provider of an integrated hospital operating room information system, Allegiant must compete with a large number of software vendors who provide systems with billing, charting, scheduling and other capabilities to the hospital. Management believes that the competition will continue to be based primarily upon the quality and reliability of services provided, the cost of providing the services and the reduction in administrative expenses experienced by the purchaser.

Government Regulation

     Physicians and other healthcare provider's practices are highly regulated at both state and federal levels and are subject to healthcare reform measures being considered by Congress and State legislatures. Several of the alternatives being considered contain provisions intended to control public and private spending on healthcare and are funded in part by reductions in payments by federal healthcare programs (primarily Medicare and Medicaid) to providers such as hospitals and physicians. Given the uncertainty about the final content and timing of the implementation of such reforms, it is difficult to predict the impact adoption may have on the operations of

Allegiant or the relationship it has with its independent contractors. One measure which is already in use is a new system of Medicare reimbursement for medical services (including anesthesia services) which is based on relative value fee schedules. The purpose of this system of reimbursement, known as "Resource Based Relative Value Scale" ("RBRVS") reimbursements, is to reallocate medical reimbursement among medical specialties. Under the final regulations relating to the RBRVS fee structure, the aggregate payments from Medicare to anesthesiologists may be reduced slightly in each year through 1996, subject to regional variation.

Professional Liability Insurance

     Allegiant maintains professional liability insurance in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business. Allegiant's policy provides insurance coverage for all claims reported during the policy period ("claims-made basis"). In the past, Allegiant's independent contractor physicians were not required to be covered under Allegiant's policy, although approximately two-thirds of Allegiant's independent contractor physicians at December 31, 1995 have elected to have such coverage. If a physician chooses to obtain individual coverage, Allegiant reimburses the physician for the cost of such policy. Allegiant's professional liability insurance provides coverage, subject to policy limits, in the event Allegiant is held liable as a defendant in a lawsuit against an independent contractor physician or hospital, as well as for legal fees incurred in defending any such lawsuit. The most significant source of potential liability in this regard would be claims of negligence on the part of healthcare professionals contracting with Allegiant. If such healthcare professionals were deemed to be employees or agents of Allegiant in the practice of medicine, Allegiant could be held liable for any medical negligence of such healthcare professionals. Furthermore, Allegiant could be held liable for negligence regardless of the nature of the relationship between Allegiant and its contracted healthcare professionals if Allegiant were deemed negligent in selecting or retaining such healthcare professionals. Most of Allegiant's hospital contracts contain undertakings to ensure that services provided by its physicians and CRNAs conform to certain generally accepted standards of the anesthesiology profession. Under the terms of the Asset Purchase Agreement, ASI agreed to include Allegiant as an insured under ASI's malpractice and general liability insurance coverage in connection with any event or circumstance arising out of any action or omission of Allegiant occurring prior to the Effective Date. See "Part B - The Transaction - Additional Covenants of the Parties."

Employees and Independent Contractors

     As of December 31, 1995, Allegiant and its subsidiaries had 112 full-time employees. None of Allegiant's employees is represented by a labor union and Allegiant believes its relations with its employees are good. In addition to its employees, at such date Allegiant had contractual relationships with 107 physicians and 53 CRNAs.

     As of June 30, 1996, Allegiant and its subsidiaries had 46 full time employees and approximately 26 contractual relationships with locum tenen physicians.

Properties

     Allegiant leases all of its facilities pursuant to leases with unaffiliated lessors. During November 1994, Allegiant relocated its corporate headquarters in Atlanta, Georgia, occupying approximately 22,000 square feet of space, providing for current annualized rent of approximately $328,000. This space is leased under an agreement that expires at the end of 1999. Pursuant to the terms of the Asset Purchase Agreement, as of June 1, 1996, ASI has sublet approximately 8,000 square feet of this space from Allegiant at a rate of $15.00 per square foot, plus ASI's pro rata share for the use of certain common areas, storage facilities, workstations and services. The term is on a month to month basis, with 60 days written notice for termination. See "Part B - The Transaction - Additional Covenants of the Parties;" "-Information Regarding ASI
- - Properties."

Legal Proceedings

     In April and May 1995, Allegiant issued an aggregate of 500,000 shares of its common stock to two corporations affiliated with a California physician in return for promissory notes from these corporations aggregating $1 million. The notes were due on April 30 and June 30, 1995 and were guaranteed by the physician. In June 1995, Allegiant received information that the physician had pledged the 500,000 shares to a broker/dealer to secure financing and that the broker/dealer asserted title to the shares pursuant to the pledge. Allegiant instructed its transfer agent not to permit a transfer of the shares. The $1 million in promissory notes guaranteed by the physician have not been paid and on August 28, 1995 Allegiant filed a civil action against the physician and his related corporations for default under the note agreements and related guaranties. The physician, on December 22, 1995, filed a cross-complaint against Allegiant for, among other things, fraud and breach of contract. On April 9, 1996, the broker/dealer filed legal action against the physician and his related corporations for fraud and securities fraud, respectively, and against Allegiant for certain violations of the related state's Uniform Commercial Code. There is no assurance, however, that Allegiant will be able to collect the notes in whole or in part. Certain facts and events, in the near term, could change Allegiant's current valuation that the stock subscription receivable is collectible.

     In April 1995, Texas NPI, P.A. ("Texas NPI"), an affiliate of Allegiant, filed a civil action against a physician of the practice seeking damages for breach of contract, breach of fiduciary duty and fraud. The action was filed in State Court in Dallas, Texas. In May 1995, the physician filed a counterclaim against Texas NPI, Allegiant, another affiliate of Allegiant and two executive officers of Allegiant. The counter claim seeks damages in excess of $650,000. Any liability resulting from this litigation was assumed by Pain Net as part of the sale of the pain treatment operations. In the first quarter of 1996, Allegiant and Pain Net settled the lawsuit for $300,000. In exchange for a promissory note Allegiant advanced $300,000 to Pain Net to fund the settlement. The settlement has been reflected in Allegiant's discontinued operations in 1995. Repayment of the note from Pain Net will be reflected as income when received.

     During the fourth quarter of 1994, Allegiant filed in the Superior Court of the State of California, County of Los Angeles, an action against certain workers' compensation insurers and administrators seeking $123.0 million in compensatory damages claiming abuse of process, intentional interference with contractual and prospective economic relations, negligent interference with contractual and prospective economic relations and unfair business practices, which led to NPI's termination of pain management services to new patients covered by the slow-paying California litigated workers' compensation system insurance carriers. Certain of the defendants in the lawsuit have filed cross complaints seeking restitution from Allegiant, its healthcare subsidiaries and their associated medical groups for funds previously paid to the medical groups and other damages. Although there can be no assurances, based upon the facts and circumstances known to date, in the opinion of management, final resolution of this matter will not have a material adverse effect on Allegiant's financial condition or results of operations.

     In December 1994, Hermes Systems S.A. commenced an arbitration proceeding against Allegiant in the Belgian Centre for the Study and Practice of National and International Arbitration. Hermes sought to recover $1,802,380, plus interest, for computer software and related hardware allegedly purchased or allegedly required to be purchased by Allegiant pursuant to a distribution agreement between Allegiant and Hermes. Allegiant interposed defenses to the claims asserted by Hermes and, in turn, alleged that Hermes has breached the agreement. In the first quarter of 1996, Hermes was awarded damages against Allegiant and as a result Allegiant recorded a $490,000 reserve in the fourth quarter of 1995. Allegiant filed an appeal of the award in Georgia but there is no assurance that Allegiant will obtain any relief from the appeal.

     Allegiant contracts with physicians and other healthcare professionals to fulfill certain of its contractual obligations to clients. Consistent with the long-standing recognized practice of a significant segment of the healthcare industry, Allegiant considers these professionals to be independent contractors for income tax purposes. In the event of a proposed change in this classification through regulatory challenge, management, based on the advice of counsel, believes that certain "safe harbor" relief is available. In the event of a determination that the healthcare professionals under contract to Allegiant are employees, Allegiant may be subject to retroactive taxes and penalties.

     Allegiant is subject to claims and legal actions by patients and others in the ordinary course of business. Allegiant maintains professional liability insurance which is limited to patient claims reported during the policy period. A liability is recorded for estimated losses related to unreported patient claims, which is included in other current liabilities in the accompanying consolidated balance sheets. In the opinion of management, such liability is sufficient to cover any such unreported patient claims, and the amount of potential liability with respect to other legal actions will not affect the financial position or results of operations of Allegiant.

                           INFORMATION REGARDING ASI


     ASI is a newly incorporated Delaware corporation, formed to acquire the assets and the business represented by the Business from Allegiant. The Transaction was consummated on the Effective Date, subject to the post-Closing condition that Allegiant shall obtain the Requisite Approval of the Transaction. Subsequent to the Effective Date, the Business of Allegiant became the principal business of ASI. The description of the Business of Allegiant contained elsewhere in this Proxy Statement constitutes a description of the principal business of ASI subsequent to the Effective Date. See "Part B - The Transaction;" and "- Information Regarding Allegiant -- The Business."

Employees

     As of June 1, 1996, ASI had 52 full time employees and contractual relationships with 110 physicians and 50 CRNAs.

Properties

     Pursuant to the terms of the Asset Purchase Agreement, as of June 1, 1996, ASI has sublet approximately 8,000 square feet of Allegiant's corporate headquarters in Atlanta, Georgia at a rate of $15.00 per square foot, plus ASI's pro rata share for the use of certain common areas, storage facilities, workstations and services. The term of the sublease is on a month to month basis, with 60 days written notice for termination. See "Part B - Information Regarding Allegiant - Properties."

    ALLEGIANT SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following Selected Historical and Pro forma Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements incorporated by reference herein from Allegiant's 1995 Annual Report, accompanying this Proxy Statement, "Part B - Allegiant Management's Discussion and Analysis" and other financial data included herein, the selected historical financial data for the fiscal year ended December 31, 1995 was derived from the Consolidated Financial Statements, incorporated by reference herein from Allegiant's 1995 Annual Report, accompanying this Proxy Statement. The selected historical financial data for the six months ended June 30, 1996 are derived from the Unaudited Consolidated Financial Statements of Allegiant appearing elsewhere in this Proxy Statement. The results of operations for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the full fiscal year. The selected pro forma financial data for the year ended December 31, 1995 and the six months ended June 30, 1996 are derived from the Unaudited Pro Forma Consolidated Condensed Financial Information contained elsewhere in this Proxy Statement and give effect to the Transaction.


                      ALLEGIANT PHYSICIAN SERVICES, INC.
               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                  (Unaudited)
- --------------------------------------------------------------------------------
(000s omitted)

                                                                  June 30, 1996         December 31, 1995
                                                             ----------------------   ----------------------
                                                             Historical   Pro Forma   Historical   Pro Forma
                                                             ----------   ---------   ----------   ---------
Summary of Operations
 Net revenue                                                   $24,806       $2,426    $57,607        $3,865
 Operating income (loss)                                        (3,056)     ($3,605)    (4,187)      ($6,954)
 Income (loss) before income taxes                              (5,221)     ($5,341)    (7,676)      ($9,585)
 Income (loss) from continuing operations                       (5,221)     ($5,341)    (8,518)     ($10,427)
 Income (loss) from discontinued operations                         --           --      1,790         1,790
 Loss from sale of discontinued operations                          --           --    (12,401)      (12,401)
                                                             ---------    ---------   --------     ---------
 Net income (loss)                                             ($5,221)     ($5,341)  ($19,129)     ($21,038)
                                                             =========    =========   ========     =========

 Net income (loss) per common share:
     Continuing operations                                      ($0.34)      ($0.35)    ($0.62)       ($0.76)
     Discontinued operations                                        --           --      (0.77)        (0.77)
                                                             ---------    ---------   --------     ---------
          Total net income (loss)                               ($0.34)      ($0.35)    ($1.39)       ($1.53)
                                                             =========    =========   ========     =========
 Weighted average common shares outstanding                     15,381       15,381     13,727        13,727

As a Percent of Net Revenue - Continuing Operations
 Operating income (loss)                                         (12.3)%     (148.6)%     (7.3)%      (179.9)%
 Income (loss) before income taxes                               (21.0)%     (220.2)%    (13.3)%      (248.0)%
 Net income (loss)                                               (21.0)%     (220.2)%    (14.8)%      (269.8)%

Balance Sheet Data
 Working capital (deficit)                                    ($22,695)    ($13,299)  ($17,906)      ($8,831)
 Total assets                                                   $9,636      $10,557     $9,388       $12,479
 Long-term obligations                                          $1,635       $1,635     $1,637        $1,637
 Stockholders' investment (deficit)                           ($19,656)     ($9,297)  ($14,829)      ($5,020)

Operating Ratios
 Current ratio                                                    0.2:1        0.3:1      0.2:1         0.5:1

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the consolidated historical financial statements of Allegiant adjusted to give effect to the Transaction. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 gives effect to the elimination of the disposed business assuming that the disposition had taken place on June 30, 1996. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 give effect to the elimination of the disposed business assuming the disposition of the business had taken place on January 1, 1995 and January 1, 1996 respectively. The Pro Forma Condensed Consolidated Financial Information may not be indicative of the results of Allegiant that would have actually occurred if the Transaction had been effected on the dates indicated or results that may be obtained in the future. The Pro Forma Condensed Consolidated Financial Information are based upon currently available information and upon certain assumptions that Allegiant believes are reasonable under the circumstances. The Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements incorporated by reference herein from Allegiant's 1995 Annual Report, accompanying this Proxy Statement.

     UNAUDITED PRO FORMA ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                Consolidated Condensed Statements of Operations
                                  (Unaudited)

================================================================================
(000s omitted except per share data)

                                                                             Six Months Ended June 30, 1996
                                                                         ------------------------------------
                                                                                       Anesthesia
                                                                          Allegiant   Disposition   Allegiant
                                                                         Historical   Adjustments   Pro Forma
                                                                         ----------   -----------   ---------
                                                                                          (1)
Net revenue                                                              $  24,806     $  22,380    $   2,426
                                                                         ---------    ----------    ---------
Direct costs:
     Contract labor and other direct expenses                               19,358        17,778        1,580
     Provision for bad debts                                                 3,203         3,167           36
Other expenses                                                               5,301           886        4,415
                                                                         ---------    ----------    ---------
                          Total expenses                                    27,862        21,831        6,031
                                                                         ---------    ----------    ---------
Operating income (loss)                                                     (3,056)          549       (3,605)

Net interest expense                                                         2,165           429        1,736
                                                                         ---------    ----------    ---------
Income (loss) before income taxes                                           (5,221)          120       (5,341)

Income tax expense                                                              --            --           --
                                                                         ---------    ----------    ---------
Income (loss) from continuing operations                                 $  (5,221)   $      120    $  (5,341)
                                                                         =========    ==========    =========


Loss per share:                                                          $   (0.34)                 $   (0.35)
                                                                         =========                  =========


Weighted average shares outstanding:                                        15,381                     15,381
                                                                         =========                  =========

See notes to unaudited Pro Forma Consolidated Condensed Financial Statements

     UNAUDITED PRO FORMA ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                Consolidated Condensed Statements of Operations
                                  (Unaudited)

================================================================================
(000s omitted except per share data)


                                         Year Ended December 31, 1995
                                    ------------------------------------------
                                                    Anesthesia
                                      Allegiant     Disposition    Allegiant
                                      Historical    Adjustments    Pro Forma
                                    -------------   ------------  ------------
                                                        (1)

Net revenue                         $   57,607      $   53,742     $   3,865
                                    -------------   ------------  ------------

Direct costs:
     Contract labor and other
     direct expenses                    40,776          39,205         1,571
     Provision for bad debts             9,869           9,299           570
Other expenses                          11,149           2,471         8,678
                                    -------------   ------------  ------------
                 Total expenses         61,794          50,975        10,819
                                    -------------   ------------  ------------

Operating income (loss)                 (4,187)          2,767        (6,954)

Net interest expense                     3,489             858         2,631
                                    =============   ============  ============

Income (loss) before
income taxes                            (7,676)          1,909        (9,585)

Income tax expense                         842                           842
                                    -------------   ------------  ------------


Income (loss) from
continuing taxes                    $   (8,518)     $    1,909    $  (10,427)
                                    =============   ============  ============


Loss per share:                     $    (0.62)                   $    (0.76)
                                    =============                 ============

Weighted average shares
outstanding:                            13,727                        13,727
                                    =============                 ============

See notes to unaudited Pro Forma Consolidated Condensed Financial Statements

     UNAUDITED PRO FORMA ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                     Consolidated Condensed Balance Sheet
                                  (Unaudited)

================================================================================
(000s omitted)

                                                    June 30, 1996
                                       ----------------------------------------
                                                      Anesthesia
                                       Allegiant      Disposition     Allegiant
                                       Historical     Adjustments     Pro Forma
                                       ----------     -----------     ---------
                                                          (2)
ASSETS

Current Assets:
       Cash and cash equivalents       $    1,195     $               $   1,195
       Accounts receivable, net             2,833          (2,833) a          -
       Other Current Assets                   658           2,791  b      3,449
                                        ---------      ----------      --------
           Total current assets             4,686             (42)        4,644
                                        ---------      ----------      --------

Property and Equipment, net                 1,514            (308) c      1,206
Capitalized software and other assets       2,026                         2,026
Other long term assets                      1,410           1,271         2,681
                                        ---------      ----------      --------
                                       $    9,636     $       921     $  10,557
                                        =========      ==========      ========

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
       Short-term borrowings           $   15,746     $    (9,100) e  $   6,646
       Accounts payable                     4,663                         4,663
       Other current liabilities            6,972            (338) f      6,634
                                        ---------      ----------      --------
           Total current liabilities       27,381          (9,438)       17,943
                                        ---------      ----------      --------

Long-term Obligations:
       Long-term debt and capital
        lease obligations                   1,635                         1,635
                                        ---------      ----------      --------
                                            1,635                         1,635

Redeemable Common Stock                       276                           276

Stockholders' Investment (Deficit)        (19,656)         10,359  g     (9,297)
                                        ---------      ----------      --------
                                       $    9,636     $       921     $  10,557
                                        =========      ==========      ========


Book value per common share            $    (1.25)                    $   (0.58)

Shares outstanding                         15,480                        15,480
                                        =========                      ========


See notes to unaudited Pro Forma Consolidated Condensed Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT JUNE 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTHS ENDED JUNE 30, 1996. (000s omitted)



                       Statements of Operations Footnotes

Note 1: Eliminates the operating results of the anesthesia contract business included in the Company's consolidated statement of operations for the six months ended June 30, 1996 and the year ended December 31, 1995.

         Other expenses adjustments of $866 for the six months ended June 30, 1996 and $2,471 for the year ended December 31, 1995 are comprised of sales, general and administrative expenses of the contract anesthesia business for the respective periods.

         Interest expense adjustments for the six months ended June 30, 1996 of $429 and for the year ended December 31, 1995 of $858, relate to the assumption of short term debt in the amount of $7,500 by ASI, as provided for in the Transaction.

                            Balance Sheet Footnotes

Note 2: Adjustments to reflect the sale of certain assets, assumption of liabilities and estimated expenses of the Transaction and restructuring charges relating to the Company on a go forward basis. The expenses of the sale and the restructuring charges were taken into consideration in calculating the estimated gain on the transaction and will be recorded concurrently with the Transaction. Adjustments were also made to eliminate the June 1996 operating activity of the contract anesthesia as the Company is recording such activity until the Transaction is closed by vote of its shareholders.

(a)      Eliminate anesthesia receivables from June 1996 operations.

(b) Pro forma adjustment to record the current portion of the note receivable and other receivables due from ASI, the purchase of certain prepaid expenses by ASI and to charge off unamortized costs associated with the anesthesia contracts.

         Current portion of note receivable form ASI           $   3,000
         Other receivables due from ASI                              213
         Prepaid expenses                                           (205)
         Unamortized contract costs                                 (217)
                                                                --------
                         Total                                 $   2,791
                                                                --------

(c)      Book value of property and equipment acquired by ASI.

(d) Long term portion of the Note Receivable from ASI ($1,452) and other long term assets acquired ($181).

(e) Assumption of debt of Allegiant by ASI including the $7,500 obligation to the Companys financing company and $1,600 of accrued physician compensation.

(f) Assumption of certain liabilities by ASI, charges related to the Transaction and elimination of anesthesia liabilities relating to June 1996 operations. The charges have not been considered in the pro forma operating statements enclosed and will be recognized concurrently with the recording of the Transaction.

          Purchase Price                          $    16,000
          Anesthesia operations June 1996                 133
          Prepaid expenses                               (205)
          Fixed assets                                   (308)
          Unamortized costs                              (217)
          Direct expenses                              (4,863)
          Other                                          (181)
                                                    ----------
                         Total                    $     10,359
                                                    ----------

(g)       Estimated gain related to the Transaction.

          Direct expenses                                                          $     4,863
          Contract deposits                                                               (254)
          Contract guaranteed liabilities                                                 (921)
          Professional liability insurance                                                (550)
          Accrued liabilities resulting from June 1996 contract operations              (2,936)
          Other acrued liabilities                                                        (540)
                                                                                     ----------
                                           Total                                   $      (338)
                                                                                     ----------

                                   ALLEGIANT
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


        Management's Discussion and Analysis for fiscal years 1995, 1994 and 1993, respectively is incorporated by reference herein from Allegiant's 1995 Annual Report, accompanying this Proxy Statement.

SECOND QUARTER 1996

OVERVIEW

        Historically, Allegiant's principal business activity has been its contract anesthesia business, i.e., the Business, which accounted for approximately 95% of Allegiant's net revenues in fiscal 1995 and 93% of Allegiant's net revenue during the first six months of 1996. On the Effective Date, Allegiant transferred substantially all of the assets of the Business to ASI in accordance with the terms of the Asset Purchase Agreement, subject, however, to the post-Closing condition that Allegiant shall obtain the Requisite Approval by the Stockholders to the Transaction. This will conclude the shift from Allegiant's core Business of contract anesthesia services to providing other healthcare related services including hospital information systems, physician recruiting and staffing services, locum tenens services and physician practice management services. See "-- Liquidity and Capital Resources." Allegiant was formed in 1988 and for the next five years concentrated on providing contract management services to hospital anesthesiology departments and offered physician recruiting services to hospitals for all physician specialties. In late 1993, while continuing to offer and expand the services previously mentioned, Allegiant made the decision to shift its market focus from contract anesthesia services to the development and management of integrated healthcare delivery networks primarily in small urban areas. Given this broader definition of the market to which Allegiant offered its services, Allegiant changed its name in late 1994 to Allegiant Physician Services, Inc. from Premier Anesthesia, Inc.

        The assets to be sold in the Transaction include all of Allegiant's anesthesia contracts, physician and nurse contracts, office furniture and computer equipment used in the contract anesthesia business. For a more complete description of the Transaction, See "Part B - The Transaction."

        Historically, Allegiant also operated medical/surgical centers specializing in the multi-disciplinary treatment of chronic pain. Allegiant discontinued all pain treatment operations in 1994. Allegiant evaluated the historical trend of payments from the insurance carriers, the length of time in the payment cycle and the cost of collection related to receiving these payments. Under these circumstances, Allegiant determined that it was in the best interest of the shareholders to discontinue all operations related to its pain treatment operations. As a result, Allegiant recorded a $12.0 million charge to 1994 earnings, of which $8.4 million provided for a write-down of accounts receivable and a provision of $3.6 million to adjust the estimated net realizable value of the assets of the pain treatment operations.

        In December 1995, Allegiant sold its pain treatment operations to Pain Net Inc. (Pain Net), a company formed and owned by former members of the senior management of Allegiant's discontinued pain treatment operations, for $2.3 million in cash paid at closing and $12.5 million in two promissory notes. The notes earn interest at 12% per year and are collateralized by patient receivables of Pain Net. Pain Net will repay the notes from future operations. Allegiant expects to fully collect these notes, however, the repayments will be reflected as income when received due to the highly leveraged structure of Pain Net.

        In August 1996, the Board of Directors of Allegiant decided to restructure the Physician Practice Management unit, which heretofore had pursued both hospital and physician sponsored practice networks. Hereafter, Allegiant will pursue only physician-sponsored networks for development. Allegiant also eliminated its physician recruiting and staffing services unit.

RESULTS OF OPERATIONS

Second Quarter 1996 Compared to Second Quarter 1995

        Net revenue decreased $3.3 million or 21.2% between periods. The continued deterioration in the number of anesthesia procedures and the decrease of one contract on a comparable basis between the second quarter of 1996 and 1995 resulted in a decrease in anesthesia net revenue of approximately $2.9 million for the quarter ended June 30, 1996.

        Operating income for the second quarter of 1996 was a loss of $1.8 million compared to income of $892,000 for the second quarter of 1995. The decrease in operating income is attribute to both the contract anesthesia business deterioration and increased operating expense by Allegiant on its hospital information systems group. Contract labor and other direct costs were 79.3% and 64.9% of net revenue for the three months ended June 30 for 1996 and 1995, respectively. Other expenses increased from $2.4 million, or 15.8% of net revenue, to $2.8 million or 22.8% of net revenue for the three months ended June 30, 1995 and 1996, respectively.

        Net interest expense for the second quarter of 1996 increased to $1.1 million compared to $355,000 during the same period in 1995. Allegiant's commitment to fund its hospital information systems and physician practice management groups along with the necessity to provide working capital to its pain treatment operations caused its debt position to increase from $8.5 million at the end of the second quarter in 1995 to $17.4 million as of June 30, 1996. Additionally, Allegiant will not recognize interest income on the promissory notes from the sale of the pain treatment operations until payment is received.

        Weighted shares used to compute earnings per share were higher in 1996 than in 1995 due to the conversion of approximately 1.5 million shares of Allegiant's common stock from debt to equity at various times during the past twelve months. Earnings per share from operations declined to a loss of $.19 per share during the second quarter of 1996 compared to income of $.04 per share during the comparable time period in 1995.

Year-to-Date 1996 Compared to Year-to-Date 1995

        Net revenue for the six months ended June 30, 1996 declined $7.2 million from the corresponding period in 1995. This decline is mostly attributable to the deterioration, as addressed before, in the contract anesthesia business which was $6.7 million less during the first six months of 1996 compared to 1995.

        Operating income for the first six months of 1996 was a loss of $3.1 million compared to income of $1.8 million during the first six months of 1995. Though the contract anesthesia net revenue decreased $7.2 million while contract labor and other direct costs associated with these contracts remained comparable to the first six months of 1995. These costs were 78% and 65% of net revenue for the six months ended June 30, 1996 and 1995, respectively.

        Net interest expense for the first six months of 1996 was $2.2 million compared to $744,000 for the first six months of 1995. This increase in interest costs was associated with Allegiant's commitment, as mentioned previously, to fund, through outside borrowings from its primary lender, its hospital information systems and physician practice management groups, as well as the funding needs in 1995 of the pain treatment operations. These funding requirements increased Allegiant's debt and, accordingly, its debt service.

        Weighted shares used to compute earnings per share were higher in 1996 than in 1995 due to the conversion of approximately 1.5 million shares of Allegiant's common stock from debt to equity at various times during the past twelve months. Earnings per share from operations declined to a loss of $.34 per share during the six months ending June 30, 1996, compared to income of $.08 per share during the comparable time period in 1995.

Liquidity and Capital Resources

        Allegiant's cash balance at June 30, 1996 was approximately $1.2 compared to $1.8 million at the end of the year. The decrease was primarily due to the decision to pay off a convertible debenture in the approximate amount of $300,000 prior to conversion and Allegiant's continued investment spending on its hospital information systems and physician practice management groups.

        Allegiant entered into an accounts receivable funding program with a private healthcare accounts receivable financing company during the first quarter of 1994 and has continued that arrangement to date. Allegiant has found it necessary, from time to time, to call on its principal financing company to provide additional cash beyond its contractual commitment.

        Allegiant executed an Asset Purchase Agreement with ASI providing for the sale of Allegiant's Business effective June 1, 1996. The sale is subject to shareholder approval and will be voted upon by the shareholders at Allegiant's 1996 annual meeting. The Business accounted for approximately 95% and 93% of Allegiant's net revenue in 1995 and during the first six months of 1996 respectively.

        Consequently, the future cash flows and capital resources of Allegiant should be dramatically impacted by this sale. The Business provided approximately $3.8 million in net cash flows during 1995. Although cash contributions from the Business have decreased in recent years, the sale of this division will have immediate liquidity benefits to Allegiant. The agreement with ASI provides that upon consummation of the sale, ASI will assume $7.5 million in short term debt from Allegiant's principal lender. ASI will also assume approximately $4.5 million of other current obligations. Allegiant believes that this reduction of approximately $12.0 million in working capital requirements will provide Allegiant with a more favorable working capital position. The reduction in short-term debt translates into a monthly savings of approximately $75,000 in interest costs plus a cash inflow of $30,000 from interest income on the promissory note from ASI. Additionally, Allegiant will be paying down short-term debt as collections on its accounts receivables occur.

        The principal services of Allegiant upon consummation of the sale with ASI will be (i) hospital information services, (ii) locum tenens services and
(iii) physician practice management services. Hospital information services and physician practice management services, though mature as business concepts, are essentially new business groups and did not provide contributions to revenue through the second quarter of 1996. Locums tenens services is a relatively new business group, formed in January of 1995.

        Though all the remaining subsidiaries and business groups of Allegiant are promising, only locums tenens services has made significant revenue contributions during 1995 and the first six months of 1996, along with the Business. There can be no assurances that this business group will be able to provide the working capital needs of Allegiant. Allegiant expects to receive a primary note from ASI upon consummation of the sale with ASI of approximately $4.0 million. However, Allegiant will not benefit from reduction of the principal balance of the note until seven months after the closing of the sale. At that time, Allegiant will receive principal payments of $500,000 per month for five months beginning on February 1, 1997, increasing to $1.5 million per month on July 1, 1997, and continuing until the principal is paid off. Additionally, Allegiant is entitled to an additional "earn-out" on a Variable Note based upon the profitability of the contracts sold. The "earn-out" can be up to $9.0 million. However, this amount is indeterminable at this time and it cannot be assured that the benefits of any "earn-out" will be realized.

        Allegiant is dependent upon the continuation of the accounts receivable financing arrangement it has with its primary financing company. Although Allegiant expects the finance company to continue to provide additional funding to Allegiant while the Allegiant seeks to become cash flow positive, there is no assurance that the amount of such funding will meet Allegiant's requirements or that Allegiant will become cash flow positive. Allegiant has identified approximately $20.0 million of previously billed but uncollected accounts receivable. Allegiant has contracted with a national collection group to rebill and begin the collection effort on these accounts. Upon rebilling the finance company is committed to purchase these receivables, upon acceptance, for approximately $10.0 million. Although Allegiant expects the finance company to accept a majority of the rebilled accounts, there is no assurance of the ultimate accepted amount, if any.

        The report of Allegiant's independent auditors contains an explanatory paragraph as to Allegiant's ability to continue as a going concern. According to the report, Allegiant has experienced recurring losses, a capital deficit, cash flow deficiencies and overfunding related to short-term financing received by Allegiant that raise substantial doubt about Allegiant's ability to continue as a going concern. Additionally, Allegiant has not complied with certain covenants of existing loan agreements.

        Certain of Allegiant's assets might be worth substantially less than the amounts shown on Allegiant's balance sheet if Allegiant is unable to continue as a going concern and the financial statements have not been adjusted to reflect the outcome of this uncertainty. There can be no assurance that the future revenues will exceed operating expenses to enable Allegaint to continue as a going concern.

        To reduce the operating losses and improve cash flows, Allegiant implemented or is in the process of implementing the following plan: (i) expand its hospital information systems business by completing the enhanced version of its proprietary software system and market it to hospitals, outpatient and ambulatory surgical centers and other healthcare providers: (ii) continue to market and grow its locums tenens services by taking advantage of a significant market need for temporary physicians: and (iii) develop its physician practice management services by offering a broad range of management and organizational services to physician-sponsored networks.

                     PROPOSALS OF ALLEGIANT'S STOCKHOLDERS

        Proposals of Allegiant Stockholders intended to be presented at the 1997 Annual Meeting must have been received by Allegiant on or before May 6, 1997 to be considered for inclusion in Allegiant's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

        The Board of Directors of Allegiant is not aware of any matter to be presented for action at the Annual Meeting other than (i) the election of Directors to the Board of Directors; (ii) the ratification of the appointment of Ernst & Young LLP as independent auditors of Allegiant and its subsidiaries for the year 1996; and (iii) the approval of the Transaction. If any other matter comes before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

         INDEX TO ALLEGIANT CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


        Allegiant's Consolidated Financial Statements for the years ended December 31, 1995, 1994 and 1993 are incorporated by reference herein from Allegiant's 1995 Annual Report, accompanying this Proxy Statement.


                                                        PAGE
                                                        ----

Consolidated Condensed Statements of Operations
For the Quarter Ended June 30, 1996 and 1995              57

Consolidated Condensed Balance Sheets
June 30, 1996 and December 31, 1995                       58

Consolidated Condensed Statements of Cash Flows
For the Quarter Ended June 30, 1996 and 1995              59

Notes to Consolidated Condensed Financial Statements      60


               ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                Consolidated Condensed Statements of Operations
                                  (Unaudited)
- --------------------------------------------------------------------------------
(000s omitted except for per share data)

                                                   Three Months Ended          Six Months Ended
                                                       June 30,                     June 30,
                                                   ------------------          ----------------
                                                     1996       1995              1996    1995
                                                   --------   -------          -------- -------
Net revenue                                         $12,264   $15,556           $24,806  $32,001
                                                   --------   -------           -------  -------
Direct costs and other operating expenses:
  Contract labor and other direct expenses            9,729    10,088            19,358   20,898
  Provision for bad debts                             1,593     2,125             3,203    4,206
  Other                                               2,791     2,451             5,301    5,129
                                                   --------   -------           -------  -------
    Total expenses                                   14,113    14,664            27,862   30,233
                                                   --------   -------           -------  -------

Operating income (loss)                              (1,849)      892            (3,056)   1,768

Net interest income (expense)                        (1,074)     (355)           (2,165)    (744)
                                                   --------   -------           -------  -------

Income (loss) before income taxes                   ($2,923)     $537           ($5,221)  $1,024

Income tax expense                                        -         -                 -        -
                                                   --------   -------           -------  -------

Net income (loss)                                    (2,923)      537            (5,221)   1,024
                                                   ========   =======           =======  =======

Earnings (loss) per share:                           ($0.19)    $0.04            ($0.34)   $0.08

Weighted average shares outstanding                  15,503    13,774            15,381   13,459






The accompanying notes are an integral part of these consolidated condensed financial statements.

               ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (Unaudited)

- ------------------------------------------------------------------------------------------------------------------------------------
(000s omitted)                                                                         June 30,    December 31,
                                                                                           1996            1995
                                                                                   ------------    ------------
ASSETS

Current Assets:
   Cash and cash equivalents                                                             $1,195          $1,784
   Accounts receivable, net of allowance for doubtful accounts
     of $4,577 and $5,570 in 1996 and 1995                                                2,833           1,468
   Other current assets                                                                     658           1,029
                                                                                   ------------    ------------
     Total current assets                                                                 4,686           4,281
                                                                                   ------------    ------------

Property and Equipment, net of accumulated depreciation of $1,946 and
     $1,641 in 1996 and 1995, respectively                                                1,514           1,746
Capitalized software, net of accumulated amortization of $440
     and $220 in 1996 and 1995, respectively                                              2,026           1,894
Deposits and other assets                                                                 1,410           1,467
                                                                                   ------------    ------------
                                                                                         $9,636          $9,388
                                                                                   ============    ============



LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)

Current Liabilities:
   Short-term borrowings and current portion of long-term obligations                   $15,746         $10,403
   Accounts payable                                                                       4,663           4,757
   Accrued salaries and contract costs                                                    2,597           2,589
   Billings in excess of contract costs                                                     921           1,548
   Other accrued expenses                                                                 3,454           2,890
                                                                                   ------------    ------------
     Total current liabilities                                                           27,381          22,187
                                                                                   ------------    ------------

Long-term Obligations:
   Long-term debt and capital lease obligations                                           1,635           1,637

Redeemable Common Stock                                                                     276             393

Stockholders' Investment (Deficit):                                                     (19,656)        (14,829)
                                                                                   ------------    ------------
                                                                                         $9,636          $9,388
                                                                                   ============    ============

The accompanying notes are an integral part of these consolidated condensed financial statements.

               ALLEGIANT PHYSICIAN SERVICES, INC. & SUBSIDIARIES
                Consolidated Condensed Statements of Cash Flows
                                  (Unaudited)

- --------------------------------------------------------------------------------
(000s omitted)

                                              For the Six Months Ended June 30,
                                              ---------------------------------
                                                     1996             1995
                                              ----------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                    ($5,221)          $1,024
  Adjustments to reconcile net income (loss)
    to net cash used in operating activities:
    Minority interest in affiliate                         254               --
    Depreciation and amortization                          607              259
    Changes in assets and liabilities:
        Accounts receivable, net                        (1,365)           1,918
        Prepaid expenses and other                         328              231
        Other assets                                       122             (241)
        Accounts payable                                   (94)            (444)
        Accrued expenses                                   574             (315)
        Deposits and other current liabilities            (554)            (928)
                                              ----------------   --------------
           Net cash used in continuing
            operations                                  (5,349)           1,504
                                              ----------------   --------------

           Net cash used in discontinued
            operations                                      --           (3,494)
                                              ----------------   --------------

           Net cash used in operating
            activities                                  (5,349)          (1,990)
                                              ----------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions, net                    (95)            (144)
  Capitalized software                                    (352)            (335)
  Long-term note receivable to affiliate                  (540)            (519)
                                              ----------------   --------------
           Net cash used in investing
            activities                                    (987)            (998)
                                              ----------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuances of common stock               --            1,984
  Repurchase of redeemable common stock                   (117)              --
  Net short-term and long-term borrowings
   (repayments) and capital lease obligations            5,864            1,032
                                              ----------------   --------------
           Net cash provided by financing
            activities                                   5,747            3,016
                                              ----------------   --------------

Net increase in cash and cash equivalents                 (589)              28

Cash and cash equivalents at beginning of
 period                                                  1,784              267
                                              ----------------   --------------

Cash and cash equivalents at end of period              $1,195             $295
                                              ================   ==============

Cash paid during the period for:
  Interest                                              $2,002           $1,075
  Income taxes                                            $ --               $2
                                              ================   ==============

The accompanying notes are an integral part of these consolidated condensed financial statements.

Notes to Consolidated Condensed Financial Statements
June 30, 1996 and 1995

Note A - Summary of Significant Accounting Policies
The interim financial statements presented herein reflect all adjustments that are, in the opinion of management, necessary to fairly state the interim financial statements presented, such adjustments being of a normal recurring nature. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The interim statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 1995. Certain reclassifications have been made to prior year's amounts to conform to the 1996 presentation.

Note B - Short-term Borrowings and Long-term Debt
In February and March 1994, the Company entered accounts receivable funding agreements with a private healthcare accounts receivable finance company. Under these agreements, the finance company purchases with recourse and the Company sells, on a weekly basis, the Company's eligible healthcare accounts receivable, net of contractual adjustments, collection reserves and subsequent collections. In June 1995, the Company entered into a separate agreement with this finance company with the same terms as previously noted. No gain or loss is recognized on these transactions. The Company paid a 1.5% commitment fee and pays interest at 9.5% per annum on the net outstanding purchased accounts receivable balance until such accounts receivable are collected. The outstanding balances of uncollected purchased accounts receivable under both agreements totaled approximately $22.5 million, net of amounts the finance company withheld from the Company as reserves at June 30, 1996. As of June 30, 1996, the finance company has advanced to the Company an additional $11.2 million. This additional funding represents funding in excess of the contractual requirements of the accounts receivable funding agreements and is secured by approximately
12.8 million of the Company's unregistered stock. This additional funding places the Company in default of the contractual requirements of the accounts receivable funding agreements. This amount has been classified as short-term debt at June 30, 1996.

In September 1994, the Company signed a three-year promissory note agreement with a financial broker to provide up to $2.0 million for working capital purposes, as lenders' funds are available. No principal payments are required for three years, but the Company may prepay the notes at any time at a premium up to 15%. As of June 30, 1996, outstanding borrowings totaled $1.8 million, net of additional fees of $314,000. Interest is payable monthly at the prime rate plus 2%. The promissory notes are secured by 5.9 million shares of the Company's unregistered common stock. The Company is required to provide the lender with 300% market value to loan balance coverage as determined at each month-end. Events of default, which require cure by prepayment or otherwise within two business days after notice of default, include, among other things, the untimely payment of monthly interest and a drop in the Company's stock price below $0.62 per share. At June 30, 1996, the Company was in default because the Company's common stock has been trading below $0.62 per share. The Company has not been officially notified of this default which is required by the note agreements. The Company has classified the notes as short-term borrowings.

Note C - Contingencies
In April and May 1995, the Company issued an aggregate of 500,000 shares of common stock to two corporations affiliated with a California physician in return for promissory notes from these corporations aggregating $1 million. The notes were due on April 30 and June 30, 1995 and were guaranteed by the physician. In June 1995, the Company received information that the physician had pledged the 500,000 shares to a broker/dealer to secure financing and that the broker/dealer asserted title to the shares pursuant to the pledge. The Company instructed its transfer agent not to permit a transfer of the shares. The $1 million in promissory notes guaranteed by the physician have not been paid and on August 28, 1995 the Company filed a civil action against the physician and his related corporations for default under the note agreements and related guaranties. The physician, on December 22, 1995, filed a cross-complaint against the Company for, among other things, fraud and breach of contract. On April 9, 1996, the broker/dealer filed legal action against the physician and his related corporations for fraud and securities fraud, and against the Company for certain violations of the related state's Uniform Commercial Code. There is no assurance, however, that the Company will be able to collect the notes in whole or in part. Certain facts and events, in the near term, could change the Company's current valuation that the stock subscription receivable is collectible.

During the fourth quarter of 1994, the Company filed in the Superior Court of the State of California, County of Los Angeles, an action against certain workers' compensation insurers and administrators seeking $123.0 million in compensatory damages claiming abuse of process, intentional interference with contractual and prospective economic relations, negligent interference with contractual and prospective economic relations and unfair business practices, which led to NPI's termination of pain management services to new patients covered by the slow-paying California litigated workers' compensation system insurance carriers. Certain of the defendants in the lawsuit have filed cross complaints seeking restitution from Allegiant, its healthcare subsidiaries and their associated medical groups for funds previously paid to the medical groups and other damages. Although there can be no assurances, based upon the facts and circumstances known to date, in the opinion of management, final resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

Note D - Income Taxes
The Company's income tax benefit for the period ended June 30, 1996, was calculated at an effective rate of 38% before being offset by an increase in the deferred tax valuation allowance. The increase in the valuation allowance was recognized based on the uncertainty of future tax obligations generated from planned earnings through June 30, 1997.

Note E - Sale of Anesthesia Contract Business
Effective June 1, 1996, and subject to the rescission rights described below, the Company transferred substantially all of its assets relating to its anesthesia operations (the "Transaction") to Anesthesia Solutions, Inc. ("ASI"). The Transaction will be rescinded if the requisite shareholder approval of the Transaction is not received by October 1, 1996. The assets to be sold in the Transaction include all of the Company's anesthesia contracts, physician and nurse contracts, office furniture and computer equipment used in the contract anesthesia business. The anesthesia contract business accounted for approximately 95% of the Company's revenue in fiscal years 1995, 1994 and 1993 and approximately 92% in the first quarter of 1996. The assets to be sold primarily consists of contracts and are recorded in the Company's financial statements at nominal amounts as of December 31, 1995.

The consideration received in the Transaction was a Promissory Note, dated June 1, 1996, (the "Note") by ASI in favor of the Company, in original principal amount of $16.0 million, with interest equal to 9% per year. The Note will be reduced by certain liabilities assumed by ASI totaling approximately $12 million. The Agreement requires interest only payments on the Note to be made for the first six months commencing July 1, 1996, and monthly principal payments of $500,000 starting January 1, 1997, increasing to $1,500,000 on July 1, 1997, until the Note is paid in full. The Note is secured by 2,750,000 shares of EquiMed, Inc., $.0001 par value, common stock. An additional sale premium of up to $9 million will be paid by ASI if the provisions of an earn-out agreement are realized by ASI within twelve months. It cannot be assured that the benefits of the earn-out agreement will be met.

Since June 1, 1996 the anesthesia contract business has been operated by ASI and the assets of the anesthesia contract business have been transferred to ASI. Due to the timing of the Transaction and the prerequisite shareholder approval, the Company has reflected the operations of the anesthesia contract business for the month of June 30, 1996, in the accompanying Consolidated Condensed Statements of Operations. The financial position of the Company, reflected in the accompanying Balance Sheets, includes the assets and liabilities of the anesthesia contract business at June 30, 1996. The Company will continue to report the operations and financial positions of the anesthesia contract business until the Company has obtain shareholder approval of the Transaction.

In accordance with the Agreement, the Transaction must be approved by the Company's shareholders by October 1, 1996. The Company expects to hold its annual meeting on September 20, 1996, at which the shareholders will vote on the Transaction. There is no assurance that the shareholders will vote in favor of the Transaction. If the Transaction is not approved by the shareholders, the Transaction will be rescinded and the Company will pay ASI, or ASI will pay the Company, as the case may be, an amount necessary to place the respective parties in their financial positions at May 31, 1996, as if the Agreement had not been consummated on June 1, 1996.

In June 1996, the Company was reimbursed approximately $1.6 million by ASI for certain liabilities assumed by ASI pursuant to the Transaction. The Company has classified this in current liabilities in "Short-term borrowings and current portion of long-term obligations."

             [FILED ELECTRONICALLY AS APPENDIX TO PROXY STATEMENT]

                     THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS OF ALLEGIANT PHYSICIAN SERVICES, INC.

     The undersigned shareholder(s) of Allegiant Physician Services, Inc., a Delaware corporation ("Allegiant"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 3, 1996, and hereby appoints Richard L. Jackson and Timothy L. Powers, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Stockholders of Allegiant to be held on September 25, 1996, at 8:00 a.m., Local Time, at Ashford Club, 400 Perimeter Center Terrace, Atlanta, Georgia 30350, and at any adjournment(s) thereof, and to vote all shares of Allegiant Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth below:

     (1)To elect the nominees listed below to serve as directors of Allegiant for the ensuing year:

          Richard L. Jackson, W. Daniel Barber, Paul S. Ellison, William H. Franklin, Jr., Kenneth J. O'Donnell and Harrison L. Rogers.

     [ ] FOR all nominees listed above, [ ] WITHHOLD authority to vote for all except as indicated below

     Instruction: To withhold authority for any individual nominee, mark "FOR" above, and write the name of the nominees as to whom you wish to withhold authority in the space below:

- --------------------------------------------------------------------------------

     (2)To ratify the appointment of Ernst & Young LLP, as independent public accountants of Allegiant and its subsidiaries for the year 1996.

          [ ] FOR              [ ] AGAINST                [ ] ABSTAIN

     (3)To approve the sale of substantially all of the assets of Allegiant to Anesthesia Solutions, Inc., a Delaware corporation, pursuant to the terms of an Asset Purchase Agreement.

          [ ] FOR              [ ] AGAINST                [ ] ABSTAIN


                          (continued on reverse side)